EXHIBIT 10.15

Execution Version

AMENDED AND RESTATED SALE AND SERVICING AGREEMENT

among

HORIZON CREDIT II LLC,

as the Buyer,

and

HORIZON TECHNOLOGY FINANCE CORPORATION,

as the Originator and the Servicer,

and

HORIZON TECHNOLOGY FINANCE MANAGEMENT LLC,

as the Sub-Servicer,

and

U.S. BANK NATIONAL ASSOCIATION,

as the Collateral Custodian and Backup Servicer,

and

KEY EQUIPMENT FINANCE INC.,

as the Agent

Dated as of November 4, 2013

-i-

Table of Contents

(continued)

-ii-

Table of Contents

(continued)

-iii-

EXHIBIT A	Form of Servicer Report
EXHIBIT B	Form of S&SA Assignment
EXHIBIT C	Form of Note Receivable Schedule
EXHIBIT D-1	Form of Initial Collateral Certification
EXHIBIT D-2	Form of Final Collateral Certification
EXHIBIT E	Form of Request for Release of Documents and Receipt
EXHIBIT F	Form of Servicer’s Certificate
EXHIBIT G	Form of Note Receivable Checklist

ANNEX 1	Location of Note Receivable Documents Held by Collateral Custodian

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AMENDED AND RESTATED SALE AND SERVICING AGREEMENT

This Amended and Restated Sale and Servicing Agreement is entered into as of November 4, 2013, by and among Horizon Credit II LLC, a Delaware limited liability company, as the Buyer, Horizon Technology Finance Corporation, a Delaware corporation, as the Originator and the Servicer, Horizon Technology Finance Management LLC, a Delaware limited liability company, as the Sub-Servicer, U.S. Bank National Association, a national banking association, as the Collateral Custodian and the Backup Servicer, and Key Equipment Finance Inc., a Delaware limited liability company, as the Agent for Lenders under the Loan Agreement (as hereinafter defined).

WITNESSETH:

In consideration of the mutual agreements herein contained, the parties hereto hereby agree as follows for the benefit of each of them and for the benefit of the Agent and Lenders:

ARTICLE I

DEFINITIONS

Section 1.01.         Definitions.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article. Capitalized terms used herein but not specifically defined herein shall, to the extent defined in the Loan Agreement, have the respective meanings ascribed to them in the Loan Agreement.

“1940 Act”: The Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Accepted Servicing Practices”: The servicing practices and collection procedures of the Servicer that are in accordance with the Required Procedures, the applicable Note Receivable Documents and Applicable Law and which are consistent with the higher standard of (i) customary servicing practices of prudent institutions which service loans or other financial assets similar to the Transferred Notes Receivable for their own account or for the account of others and (ii) the same care, skill, prudence and diligence with which the Servicer services and administers loans or other financial assets which are similar to the Transferred Notes Receivable serviced or administered pursuant to this Agreement, for its own account or for the account of others; provided, however, that if the Backup Servicer becomes the Successor Servicer, “Accepted Servicing Practices” shall mean the servicing and collection practices of the Successor Servicer with respect to similar collateral owned by itself or serviced for others.

“Advance”: Has the meaning set forth in Section 2.01(b) hereof.

“Advances Outstanding: As of any date of determination, the aggregate principal amount of Advances outstanding on such date, after giving effect to all repayments of Advances and makings of new Advances on such date.

“Affiliate”: Has the meaning set forth in the Loan Agreement.

“Agent”: Key Equipment Finance Inc., a Michigan corporation, as Agent for the Lenders under the Loan Agreement, or any successor Agent under the Loan Agreement.

“Agent’s Account”: Has the meaning set forth in the Loan Agreement.

“Agreement”: This Amended and Restated Sale and Servicing Agreement, as it may be amended and supplemented from time to time.

“Applicable Law”: For any Person or property of such Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, predatory lending laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Federal Reserve Board), and applicable judgments, decrees, injunctions, writs, orders, or line action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Available Amount”: Has the meaning set forth in the Loan Agreement.

“Backup Servicer”: U.S. Bank, acting in its capacity as Backup Servicer, as set forth in that certain Backup Servicer Engagement Letter.

“Backup Servicer Engagement Letter”: The letter agreement dated as of November 1, 2013, by and among U.S. Bank and Horizon Management.

“Bankruptcy Code”: Title 11 of the United States Code, as in effect from time to time.

“Bankruptcy Event”: With respect to a Person, shall be deemed to have occurred if either:

(a)          a case or other proceeding shall be commenced, without the application or consent of such Person, in any court seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or for all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed or unstayed, and in effect, for a period of sixty (60) consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case or proceeding under any such law now or hereafter in effect; or

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(b)          such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its assets, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

“Bankruptcy Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, composition or adjustment of debts or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Bankruptcy Proceeding”: Any case, action or proceeding before any Governmental Authority relating to a Bankruptcy Event.

“Borrowing Base”: Has the meaning set forth in the Loan Agreement.

“Borrowing Base Certificate”: Has the meaning set forth in the Loan Agreement.

“Business Day”: Any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of Minnesota, the State of New York, the State of Connecticut, the State of California, or the State of Texas.

“Buyer”: Horizon Credit II LLC, a Delaware limited liability company.

“Cash Management Agreement”: Has the meaning set forth in the Loan Agreement.

“Closing Date”: July 14, 2011.

“Code”: The Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated by the United States Treasury thereunder.

“Collateral”: Has the meaning provided in the Loan Agreement.

“Collateral Custodian”: U.S. Bank, as the Collateral Custodian under this Agreement, or any successor collateral custodian under this Agreement.

“Collateral Custodian Fee”: Means the fee identified as such in the Collateral Custodian Fee Letter.

“Collateral Custodian Fee Letter”: Means the fee letter, dated as of July 6, 2011, among the Buyer, the Servicer, and U.S. Bank, and any fee letter entered into with the consent of the Agent by the Buyer and any successor collateral custodian appointed pursuant to this Agreement.

“Collection Period”: Has the meaning set forth in the Loan Agreement.

“Collection Account”: Has the meaning set forth in the Loan Agreement.

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“Collections”: (a) All cash collections or other cash proceeds received by the Buyer or by the Servicer or the Originator on behalf of the Buyer from any source in payment of any amounts owed in respect of a Transferred Note Receivable, including, without limitation, interest, principal, Insurance Proceeds, and all Recoveries, (b) all amounts received by the Buyer in connection with the removal of a Transferred Note Receivable from the Collateral pursuant to Section 3.05 and (c) any other funds received by or on behalf of the Buyer with respect to any Transferred Note Receivable or Related Property, but excluding, in the case of (a), (b) or (c), as applicable, amounts in respect of any Retained Interest and Excluded Amounts.

“Commitments”: Has the meaning set forth in Loan Agreement.

“Continued Errors”: Has the meaning set forth in Section 9.02(f) hereof.

“Data Tape”: Has the meaning set forth in the Loan Agreement.

“Default”: Any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

“Defaulted Note Receivable”: Has the meaning set forth in the Loan Agreement.

“Dollars” or “$” refers to lawful money of the United States.

“Eligible Note Receivable”: On any date of determination, any Transferred Note Receivable that both (a) complies with the representations and warranties set forth in Section 3.03 and (b) is an Eligible Note Receivable under the Loan Agreement.

“Errors”: Has the meaning set forth in Section 9.02(f) hereof.

“Event of Default”: Either a Servicer Default or an “Event of Default” under the Loan Agreement.

“Exchange Act”: The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts”: Any Collections received with respect to Notes Receivable which have been removed from the Collateral pursuant to Section 3.05 to the extent such Collections are attributable to a time after the effective date of the applicable substitution, repurchase or release.

“Fair Market Value”: With respect to a Transferred Note Receivable, if such Transferred Note Receivable has been reduced in value on such date of determination below the original principal amount (other than as a result of the allocation of a portion of the original principal amount to warrants or other equity entitlements), the fair market value of such Transferred Note Receivable as determined by the Board of Directors of the Originator and reviewed by its auditors and communicated to the Servicer.

“Fee Letter”: Has the meaning provided in the Loan Agreement.

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“Final Collateral Certification”: The certification in the form of Exhibit D-2 hereto prepared by the Collateral Custodian.

“GAAP”: Has the meaning provided in the Loan Agreement.

“Governmental Authority”: Has the meaning set forth in the Loan Agreement.

“Horizon”: Horizon Technology Finance Corporation, a Delaware corporation.

“Horizon Management”: Horizon Technology Finance Management LLC, a Delaware limited liability company.

“Horizon Indemnified Party”: Has the meaning set forth in Section 8.01(c) hereof.

“Indebtedness”: Has the meaning set forth in the Loan Agreement.

“Indemnified Parties”: Has the meaning set forth in Section 8.01(c) hereof.

“Indemnifying Parties”: Has the meaning set forth in Section 8.01(d) hereof.

“Ineligible Note Receivable”: Any Note Receivable or portion thereof that is not an Eligible Note Receivable.

“Initial Collateral Certification”: The certification in the form of Exhibit D-1 hereto prepared by the Collateral Custodian.

“Insurance Policy”: With respect to any Transferred Note Receivable, an insurance policy covering physical damage to or loss to any assets or Related Property of the Obligor securing such Transferred Note Receivable.

“Insurance Proceeds”: Any amounts payable or any payments made to the Buyer or to the Servicer on its behalf under any Insurance Policy.

“Intangible Assets”: With respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

“Lender”: Has the meaning set forth in the Loan Agreement.

“Lender Group”: Has the meaning set forth in the Loan Agreement.

“Lien”: With respect to any asset, (a) any mortgage, lien, pledge, charge, security interest, hypothecation, option or encumbrance of any kind in respect of such asset or (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

“Loan Agreement”: The Amended and Restated Loan and Security Agreement among the Agent, the Lenders, and the Buyer, dated as of November 4, 2013, as it may be amended or supplemented from time to time.

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“Loan Documents”: This Agreement, the Loan Agreement, each S&SA Assignment, the Fee Letter, the Collateral Custodian Fee Letter, the Backup Servicer Engagement Letter, any UCC financing statements filed pursuant to the terms of this Agreement or the Loan Agreement, and any additional document, letter, fee letter, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

“Material Adverse Change”: Has the meaning set forth in the Loan Agreement.

“Material Adverse Effect”: With respect to any event or circumstance, means a material adverse effect on, as applicable, (a) the business, condition (financial or otherwise), operations, performance, or properties of the Originator, the Servicer, the Buyer, or the Collateral Custodian, (b) the validity, enforceability or collectability of this Agreement, any other Loan Document or the Purchased Assets, (c) the rights and remedies of the Agent or any member of the Lender Group under this Agreement or any Loan Document or (d) the ability of any of the Originator, the Servicer, the Buyer, or the Collateral Custodian to perform its obligations under this Agreement or any other Loan Document, or (e) the status, existence, perfection, priority, or enforceability of the interest of the Buyer in the Purchased Assets or of the Agent on behalf of the Lender Group in the Collateral.

“Note Receivable” A promissory note evidencing a commercial loan made or purchased by Originator in accordance with the Required Procedures and secured by a Lien on property owned by the maker of such note.

“Note Receivable Checklist”: With respect to any Transferred Note Receivable, the list delivered to the Agent and the Collateral Custodian pursuant to Section 2.04 that identifies the related Note Receivable Documents that are Required Asset Documents, in the form of Exhibit G hereto.

“Note Receivable Documents”: With respect to any Transferred Note Receivable, the Note Receivable and all other material loan or collateral documentation executed or delivered in connection therewith.

“Notes Receivable Schedule”: The schedule of Notes Receivable conveyed to the Buyer on each Transfer Date and delivered to the Agent and the Collateral Custodian in connection with each Advance or as new Notes Receivable are contributed to the Buyer, initially as set forth in Exhibit C hereto.

“Obligations”: Has the meaning set forth in the Loan Agreement.

“Obligor”: With respect to any Note Receivable, the Person or Persons obligated to make payments pursuant to such Note Receivable, including any guarantor thereof.

“Officer’s Certificate”: A certificate signed by a Responsible Officer of the Person delivering such certificate, in each case as required by this Agreement.

“One Time Successor Servicer Engagement Fee” means $75,000, payable to the Backup Servicer if it becomes Successor Servicer.

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“Opinion of Counsel”: A written opinion of counsel who may be employed by the Servicer, the Buyer, the Originator or any of their respective Affiliates, in form and substance satisfactory to the Agent.

“Originator”: Horizon, in its capacity as the Originator hereunder, and its permitted successors and assigns.

“Outstanding Loan Balance”: With respect to any Note Receivable, as of any date of determination, the lesser of (i) the Fair Market Value of such Note Receivable and (ii) the total remaining amounts of principal payable by the Obligor thereof.

“Permitted Discretion”: A determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Liens”: Has the meaning set forth in the Loan Agreement.

“Person”: Any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, national banking association, unincorporated organization or government or any agency or political subdivision thereof.

“Predecessor Servicer Work Product”: Has the meaning set forth in Section 9.02(f) hereof.

“Proceeding”: Any suit in equity, action at law or other judicial or administrative proceeding.

“Purchased Assets”: All right, title and interest, whether now owned or hereafter received, acquired or arising, and wherever located, of the Originator in and to the property described in clauses (i) through (ix) below and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, other intellectual property rights, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, and other property consisting of, arising out of, or related to any of the following (in each case excluding the Retained Interest and the Excluded Amounts):

(i)          the Transferred Notes Receivable, and all monies due or to become due in payment of such Notes Receivable on and after the related Transfer Date, including but not limited to all Collections and all obligations owed to the Originator in connection with the Transferred Notes Receivable;

(ii)         any Related Property securing or purporting to secure the Transferred Notes Receivable (to the extent the Originator has been granted a Lien thereon) including the related security interest granted by the Obligor under the Transferred Notes Receivable, all proceeds from any sale or other disposition of such Related Property;

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(iii)        all security interests, Liens, guaranties, warranties, letters of credit, accounts, bank accounts, mortgages or other encumbrances and property subject thereto from time to time purporting to secure payment of any Transferred Note Receivable, together with all UCC financing statements or similar filings relating thereto;

(iv)        all claims (including “claims” as defined in Bankruptcy Code § 101(5)), suits, causes of action, and any other right of the Originator, whether known or unknown, against the related Obligors, if any, or any of their respective Affiliates, agents, representatives, contractors, advisors, or any other Person that in any way is based upon, arises out of or is related to any of the foregoing, including, to the extent permitted to be assigned under applicable law, all claims (including contract claims, tort claims, malpractice claims, and claims under any law governing the purchase and sale of, or indentures for, securities), suits, causes of action, and any other right of the Originator against any attorney, accountant, financial advisor, or other Person arising under or in connection with the related Note Receivable Documents;

(v)         all cash, securities, or other property, and all setoffs and recoupments, received or effected by or for the account of the Originator under such Transferred Notes Receivable (whether for principal, interest, fees, reimbursement obligations, or otherwise) after the related Transfer Date, including all distributions obtained by or through redemption, consummation of a plan of reorganization, restructuring, liquidation, or otherwise of any related Obligor or the related Note Receivable Documents, and all cash, securities, interest, dividends, and other property that may be exchanged for, or distributed or collected with respect to, any of the foregoing;

(vi)        all Insurance Policies;

(vii)       the Note Receivable Documents with respect to such Transferred Notes Receivable;

(viii)      all Supplemental Interests with respect to Transferred Notes Receivable; and

(ix)         the proceeds of each of the foregoing.

“Record Date”: With respect to each Remittance Date, the third Business Day prior to each Remittance Date.

“Recoveries”: With respect to any Defaulted Note Receivable, proceeds of the sale of any Related Property, proceeds of any related Insurance Policy, and any other recoveries with respect to such Transferred Note Receivable and Related Property, and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required to be refunded to the Obligor on such Transferred Note Receivable.

“Related Property”: With respect to any Transferred Note Receivable, any property or other assets of the Obligor thereunder pledged or purported to be pledged as collateral or in which a Lien has been granted or purported to be granted to secure the repayment of such Transferred Note Receivable and including, without limitation, intellectual property rights.

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“Released Amounts”: With respect to any payment or Collection received with respect to any Transferred Note Receivable on any Business Day (whether such payment or Collection is received by the Servicer, the Originator or the Buyer), an amount equal to that portion of such payment or collection constituting Excluded Amounts or Retained Interest.

“Remittance Date”: The tenth day of each calendar month, or if any such day is not a Business Day, the first Business Day following such day, commencing on November 10, 2013.

“Replaced Note Receivable”: Has the meaning set forth in Section 3.05(a) hereof.

“Required Asset Documents”: Has the meaning provided in the Loan Agreement.

“Required Procedures”: Has the meaning set forth in the Loan Agreement.

“Repurchase Price”: Has the meaning set forth in Section 3.05(a) hereof.

“Responsible Officer”: When used with respect to:

(a)          the Collateral Custodian, any officer within the Corporate Trust Office of such Person, including any Vice President, Assistant Vice President, Secretary, Assistant Secretary or any other officer of such Person customarily performing functions similar to those performed by any of the above designated officers and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and, in each case, responsible for the performance of the Collateral Custodian under this Agreement;

(b)          the Agent, or any Affiliate of the Agent, any Vice President of such Person; and

(c)          the Buyer, the Servicer, the Sub-Servicer, the Originator or any of them, any individual who is an “Authorized Person” (as defined in the Loan Agreement) for such entity.

“Restatement Effective Date”: November 4, 2013.

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“Retained Interest”: With respect to each Transferred Note Receivable, the following interests, rights and obligations in such Transferred Note Receivable and under the associated Note Receivable Documents, which are being retained by the Originator: (a) all of the obligations, if any, to provide additional funding with respect to such Transferred Note Receivable, (b) all of the rights and obligations, if any, of the agent(s) under the documentation evidencing such Transferred Note Receivable, (c) the applicable portion of the interests, rights and obligations under the documentation evidencing such Transferred Note Receivable that relate to such portion(s) of the indebtedness that is owned by another lender or is being retained by the Originator, (d) any unused, commitment or similar fees associated with the additional funding obligations that are not being transferred in accordance with clause (a) of this definition, (e) any agency or similar fees associated with the rights and obligations of the agent that are not being transferred in accordance with clause (b) of this definition, and (f) any advisory, consulting or similar fees due from the Obligor associated with services provided by the agent that are not being transferred in accordance with clause (b) of this definition.

“Review Criteria”: Has the meaning set forth in Section 2.05(c) hereof.

“Revolving Credit Availability Period”: Has the meaning provided in the Loan Agreement.

“S&SA Assignment”: An assignment of Purchased Assets from the Originator to the Buyer pursuant to this Agreement, in the form of Exhibit B hereto.

“Sales Price”: Has the meaning set forth in Section 2.01(b) hereof.

“Scheduled Payment”: On any Record Date, with respect to any Transferred Note Receivable, each monthly or quarterly payment (whether principal, interest or principal and interest) scheduled to be made by the related Obligor after such Record Date under the terms of such Transferred Note Receivable.

“Securities Act”: The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Servicer”: Horizon Management, in its capacity as the Servicer hereunder, or any successor servicer appointed as provided in the Loan Agreement (including the Backup Servicer) or otherwise herein provided.

“Servicer Default”: Has the meaning set forth in Section 9.01(a) hereof.

“Servicer Indemnified Party”: Has the meaning set forth in Section 8.01(a) hereof.

“Servicer Report”: A report substantially in the form of Exhibit A hereto, to be delivered as contemplated by Section 4.14(a) hereof.

“Servicer’s Certificate”: Has the meaning set forth in Section 4.14(b) hereof.

“Servicing Fee”: For each Remittance Date, an amount equal to the product of (a) the average daily Aggregate Outstanding Note Receivable Balance during the related Collection Period, multiplied by (b) the Servicing Fee Rate for such Collection Period, multiplied by (c) a fraction, the numerator of which is the number of days in such Collection Period and the denominator of which is 360; provided, however, if the Backup Servicer is then the Successor Servicer, the Servicing Fee shall be subject to a monthly minimum fee of $8,500.

“Servicing Fee Rate”: A rate equal to one and a half percent (1.50%) per annum.

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“Servicing Records”: All documents, books, records and other information (including, without limitation, computer programs, tapes, disks, data processing software and related property rights) prepared and maintained by the Servicer with respect to the Transferred Notes Receivable, any item of Related Property and the related Obligors, other than the Note Receivable Documents.

“Solvent”: Has the meaning provided in the Loan Agreement.

“Subsidiary”: Has the meaning provided in the Loan Agreement.

“Substitute Note Receivable”: Has the meaning set forth in Section 3.05(a) hereof.

“Successor Servicer”: Has the meaning set forth in Section 9.02(a) hereof.

“Supplemental Interest”: Has the meaning provided in the Loan Agreement.

“Tangible Net Worth” Has the meaning provided in the Loan Agreement.

“Third Party Claim”: Has the meaning set forth in Section 8.01(d) hereof.

“Transfer”: Has the meaning set forth in Section 2.07 hereof.

“Transfer Date”: With respect to each Transferred Note Receivable, the date specified as the “Transfer Date” in the related S&SA Assignment, on and after which Collections on such Transferred Note Receivable shall be property of the Buyer.

“Transferred Notes Receivable”: Each Note Receivable and corresponding Supplemental Interest, if any, that is sold or contributed or purported to be sold or contributed to the Buyer hereunder.

“UCC”: The Uniform Commercial Code as in effect in the State of New York.

“UCC Financing Statement”: A financing statement meeting the requirements of the UCC of the relevant jurisdiction.

“United States”: The United States of America.

“U.S. Bank”: U.S. Bank National Association, a national banking association.

Section 1.02.         Other Definitional Provisions.

(a)          Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

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(b)          All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(c)          As used in this Agreement and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document shall control.

(d)          The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Article, Section, Schedule and Exhibit references contained in this Agreement are references to Articles, Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified; and the term “including” shall mean “including without limitation.”

(e)          The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

ARTICLE II

CONVEYANCE OF THE PURCHASED ASSETS;
BORROWINGS UNDER LOAN AGREEMENT

Section 2.01.         Conveyance of the Purchased Assets; Payment of Sales Price.

(a)          Conveyance of the Purchased Assets.

(i)          On each Transfer Date, in consideration of the payment of the Sales Price therefor and subject to the satisfaction of the conditions to each Transfer set forth in Section 2.07 hereof, the Originator hereby sells to the Buyer, without recourse, but subject to the other terms and provisions of this Agreement, all of the right, title and interest of the Originator in and to the Purchased Assets identified in the applicable S&SA Assignment and the related Note Receivable Schedule, and all proceeds of the foregoing.

(ii)         On each Transfer Date, the Buyer hereby purchases, and acknowledges the sale to it, of the Purchased Assets identified in the applicable S&SA Assignment and the related Note Receivable Schedule, receipt of which is hereby acknowledged by the Buyer. Concurrently with such delivery, as of the applicable Transfer Date, the Buyer automatically grants a security interest in the Purchased Assets identified in the applicable S&SA Assignment and the related Note Receivable Schedule (a copy of which has or will concurrently therewith be delivered to the Agent) to the Agent pursuant to the Loan Agreement as security for the Buyer’s Obligations under the Loan Agreement and the other Loan Documents.

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(iii)        Notwithstanding anything to the contrary herein, in no event shall the Buyer be required to purchase the Purchased Assets identified in any S&SA Assignment and the related Note Receivable Schedule on any Transfer Date if the conditions precedent to the applicable Transfer set forth in Section 2.07 have not been fulfilled.

(iv)        The Servicer shall, at its own expense, within one (1) Business Day following each Transfer Date, indicate in its computer files that the Purchased Assets identified in the applicable S&SA Assignment and the related Note Receivable Schedule have been sold to the Buyer pursuant to this Agreement.

(v)         The parties hereto intend that the conveyances contemplated hereby be sales from the Originator to the Buyer of the Purchased Assets identified in each S&SA Assignment and related Note Receivable Schedule. In the event the transactions with respect to the Purchased Assets set forth herein are deemed not to be a sale, the Originator hereby grants to the Buyer a security interest in all of the Originator’s right, title and interest in, to and under such Purchased Assets, to secure all of the Originator’s obligations hereunder, and this Agreement shall constitute a security agreement under Applicable Law.

(b)          Payment of the Sales Price. The purchase price for each Purchased Asset sold to Buyer under this Agreement (each, a “Sales Price”) shall be the then-outstanding principal balance of the related Note Receivable calculated as of the related Transfer Date. The Sales Price for each Transferred Note Receivable shall be paid by the Buyer on the related Transfer Date by means of (i) cash in the amount then available as an advance by the Lender Group to Buyer with respect to such Transferred Note Receivable under the Loan Agreement and Section 2.07 (each, an “Advance”), and (ii) a capital contribution by the Originator to the Buyer of the remaining amount.

(c)          Acknowledgment of Buyer. The Buyer acknowledges and agrees that with respect to any Transferred Note Receivable, the Buyer may ultimately receive from the Originator an amount less than the Sales Price paid by the Buyer to the Originator therefor, and that the Buyer shall have no recourse against the Originator for such deficiency of the principal, interest, fees, expenses or any other amounts owing under such Transferred Note Receivable, or under or pursuant to any of the related Note Receivable Documents or any other document executed in connection therewith; provided that the foregoing shall not be deemed to release the Originator from liability for its express representations, warranties and covenants under this Agreement.

Section 2.02.         Ownership and Possession of Note Receivable Documents.

With respect to each Transferred Note Receivable, as of the related Transfer Date, the ownership of the related Note Receivable Documents shall be vested in the Buyer as part of the Collateral to secure the Obligations, and a security interest in the related Note Receivable Documents shall be granted and pledged by the Buyer to the Agent pursuant to the Loan Agreement, and the Collateral Custodian shall take possession of the related Note Receivable Documents as contemplated in Section 2.04 hereof.

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Section 2.03.         Books and Records; Intention of the Parties.

On or prior to the Restatement Effective Date, the Originator shall, at such party’s sole expense, cause to be filed UCC Financing Statements naming the Buyer as “buyer” and describing the Purchased Assets being sold by the Originator to the Buyer with the office of the Secretary of State of the state in which the Originator is “located” for purpose of the applicable UCC and in any other jurisdictions as shall be necessary to perfect a security interest in the Purchased Assets.

Section 2.04.         Delivery of Required Asset Documents.

(a)          The Originator shall, with respect to each Note Receivable subject to a Transfer, as of the related Transfer Date, (i) no later than 2:00 p.m. New York City time two (2) Business Days prior to the related Transfer Date, deliver or cause to be delivered to the Collateral Custodian and the Agent, by facsimile transmission or in an electronic format mutually agreed to by the Originator, the Collateral Custodian and the Agent, the Note Receivable Schedule, Note Receivable Checklist and copies of all Required Asset Documents with respect to such Note Receivable, and (ii) within five (5) Business Days after such Transfer Date, deliver (or caused to be delivered) to the Collateral Custodian a copy of the Note Receivable Checklist (on which the Collateral Custodian shall rely) and the originals or copies, as applicable, of all Required Asset Documents with respect to such Note Receivable.

(b)          In taking possession of the Required Asset Documents delivered to it by the Originator, the Collateral Custodian shall act solely as agent for the Agent, on behalf of the Lender Group, in accordance with the terms hereof and the Loan Agreement, and not as agent for the Originator, the Servicer, the Buyer or any other party.

Section 2.05.         Acceptance by the Agent of the Required Asset Documents; Certification by the Collateral Custodian.

(a)          Based on the Final Collateral Certification received by the Agent from the Collateral Custodian and as of the date of delivery thereof, the Agent acknowledges the Collateral Custodian’s receipt of the Note Receivable Documents delivered to the Collateral Custodian on behalf of the Agent pursuant to Section 2.04 and declares that such Note Receivable Documents and any amendments, replacements or supplements thereto and all other assets constituting the Collateral that are delivered to the Collateral Custodian pursuant to this Agreement are being held for the use and benefit of the Lender Group.

(b)          No later than 4:00 p.m. New York City time on the Business Day prior to the related Transfer Date, the Collateral Custodian will deliver to the Agent, with a copy to the Buyer, the Originator, and the Servicer, an Initial Collateral Certification, confirming whether or not the Collateral Custodian has received a copy of each Required Asset Document (as indicated on the related Note Receivable Checklist) for each Note Receivable identified on the Note Receivable Schedule to the S&SA Assignment with respect to such Transfer Date.

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(c)          Within three (3) Business Days after its receipt of the Required Asset Documents for each such Transferred Note Receivable, the Collateral Custodian shall review such Required Asset Documents to confirm that: (A) each Required Asset Document has been properly executed and has no obviously missing or mutilated pages, (B) file-stamped copies of UCC Financing Statements and other filings required to be made as part of the Required Asset Documents as indicated on the related Note Receivable Checklist are in the possession of the Collateral Custodian, and (C) the original principal balance and Obligor name with respect to such Transferred Note Receivable is accurately reflected on the related Note Receivable Schedule (collectively, the “Review Criteria”). Upon completion of such review, the Collateral Custodian will deliver a Final Collateral Certification to the Agent, with a copy to the Buyer, the Originator, and the Servicer, confirming its receipt of such Required Asset Documents. Such certification will also contain an exception report attached as Attachment A thereto which will identify any Transferred Notes Receivable for which (i) the Collateral Custodian has not received a Required Asset Document or (ii) any Review Criteria is not satisfied.

(d)          The Originator shall have five (5) Business Days to deliver any missing Required Asset Documents or correct any non-compliance with any Review Criteria. If the Collateral Custodian has not received all of the Required Asset Documents with respect to any Transferred Note Receivable prior to the expiration of such five (5) Business Days, or the Originator has not corrected any non-compliance with any Review Criteria with respect to any Transferred Note Receivable prior to the expiration of such five (5) Business Days, then such Transferred Note Receivable shall be deemed to be an Ineligible Note Receivable and the Originator shall repurchase such Transferred Note Receivable pursuant to Section 3.05(b) within one (1) Business Day after notice thereof at the Repurchase Price thereof by depositing such Repurchase Price directly in the Agent’s Account or the Collection Account; provided that in lieu of such a repurchase, the Originator may comply with the substitution provisions of Section 3.05(a).

(e)          It is understood and agreed that the obligation of the Originator to repurchase or substitute any such Transferred Note Receivable pursuant to this Section 2.05 and Section 3.05 shall constitute the sole remedy against Originator with respect to such failure to comply with the foregoing delivery requirements.

(f)          In performing its reviews of the Required Asset Documents, the Collateral Custodian shall have no responsibility to determine the genuineness of any document contained therein and any signature thereon. The Collateral Custodian shall not have any responsibility for determining whether any document is valid and binding, whether the text of any assignment or endorsement is in proper or recordable form, whether any document has been recorded in accordance with the requirements of any applicable jurisdiction or whether a blanket assignment is permitted in any applicable jurisdiction.

Section 2.06.         Conditions Precedent to Closing. The effectiveness of this Agreement shall be subject to the satisfaction of the following conditions precedent as of the initial extension of credit under the Loan Agreement:

(a)          all conditions precedent to the initial Advance under Section 3.1 of the Loan Agreement shall have been fulfilled;

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(b)          the Originator shall have delivered to the Agent evidence of a UCC-1 filing filed with the Delaware Secretary of State naming Originator as seller and Buyer as buyer, to evidence the transfer of the Transferred Notes Receivable and other Purchased Assets pursuant to this Agreement, in form and substance reasonably satisfactory to the Agent; and

(c)          the Originator shall have taken any action reasonably requested by the Agent or the Buyer required to maintain or evidence the ownership interest of the Buyer in the Purchased Assets and the security interest of the Agent in the Collateral.

Section 2.07.         Conditions to Transfers of Notes Receivables. On the Closing Date, the Restatement Effective Date and on any Business Day during the Revolving Credit Availability Period, the Originator may sell Notes Receivable to the Buyer (each such sale, a “Transfer”). Any Transfer (including any Transfer made on the Closing Date or the Restatement Effective Date) shall be subject to the following conditions:

(a)          At least two (2) Business Days prior to the proposed Transfer Date, the Servicer shall give notice to the Agent of such proposed Transfer Date and provide an estimate of the number of Notes Receivable and aggregate Outstanding Loan Balance of such Notes Receivable proposed to be conveyed to the Buyer on such Transfer Date.

(b)          At least one (1) Business Day prior to the proposed Transfer Date, the Buyer shall deliver to the Agent a final Note Receivable Schedule setting forth the Notes Receivable proposed to be transferred on such Transfer Date.

(c)          On the applicable Transfer Date, the Buyer shall deliver to the Agent a fully-executed S&SA Assignment and a final Note Receivable Schedule setting forth the Notes Receivable transferred on such Transfer Date.

(d)          If the Buyer will obtain an Advance on such Transfer Date in connection with the applicable Transfer, the conditions precedent or subsequent to such Advance set forth Sections 3.1, 3.2, and 3.3 of the Loan Agreement shall be satisfied.

(e)          As of the applicable Transfer Date, neither the Originator nor the Buyer shall have reason to believe that its insolvency is imminent.

(f)          The Originator shall have taken any action reasonably requested by the Agent or the Buyer required to maintain or evidence the ownership interest of the Buyer in the Purchased Assets and the security interest of the Agent in the Collateral.

(g)          Each of the representations and warranties made by the Originator contained in Section 3.03 shall be true and correct with respect to each Transferred Note Receivable sold or contributed to the Buyer on such Transfer Date, and each of the Buyer and the Originator shall have performed all obligations to be performed by it under the Loan Documents on or prior to such Transfer Date; provided that, if any representation or warranty made by the Originator pursuant to Section 3.03 shall be incorrect as of any Transfer Date with respect to any Notes Receivable to be purchased on such date, the Buyer shall only be relieved of its obligation to purchase such Transferred Note Receivable affected by such breach and, assuming satisfaction or waiver of the other conditions set forth in this clause (g), the Buyer shall nonetheless be obligated to purchase all Notes Receivable to be purchased on such date that are unaffected by such breach.

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(h)          On or prior to the date of the first Transfer following the Restatement Effective Date, the Buyer shall cause the Collateral Custodian to prepare and deliver a Final Collateral Certification with respect to any Note Receivable Documents delivered to the Collateral Custodian prior to the date of such Transfer which are still in the possession of the Collateral Custodian on such date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01.         Representations and Warranties of the Buyer.

The Buyer hereby represents, warrants and covenants to the other parties hereto and the Lenders that as of each Transfer Date:

(a)          The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has, and had at all relevant times, full power to own its property, to carry on its business as currently conducted and to enter into and perform its obligations under this Agreement and each Loan Document to which it is a party;

(b)          The execution and delivery by the Buyer of this Agreement and its performance of and compliance with all of the terms hereof will not violate the Buyer’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach or acceleration of, any material contract, agreement or other instrument to which the Buyer is a party or which are applicable to the Buyer or any of its assets;

(c)          The Buyer has the full power and authority to enter into and consummate the transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance hereof, and has duly executed and delivered this Agreement; this Agreement, assuming due authorization, execution and delivery by the other party or parties thereto, constitutes a valid, legal and binding obligation of the Buyer, enforceable against it in accordance with the terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(d)          The Buyer is not in violation of, and the execution and delivery by the Buyer of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over it or its business, which violation would materially and adversely affect the financial condition or operations of the Buyer or any of its properties or materially and adversely affect the performance of any of its duties hereunder;

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(e)          There are no actions or proceedings against, or investigations of, the Buyer currently pending with regard to which the Buyer has received service of process, and no action or proceeding against, or investigation of, the Buyer is, to the knowledge of the Buyer, threatened or otherwise pending before any court, administrative agency or other tribunal that (A) would prohibit its entering into this Agreement or render its obligations hereunder invalid, (B) seeks to prevent the consummation of any of the transactions contemplated hereby, or (C) would prohibit or materially and adversely affect the performance by the Buyer of its obligations hereunder;

(f)          No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Buyer of, or compliance by the Buyer with, this Agreement, or for the consummation of the transactions contemplated hereby, except for such consents, approvals, authorizations and orders, if any, that have been obtained prior to such date;

(g)          The Buyer is Solvent, is able to pay its debts as they become due and has capital sufficient to carry on its business and its obligations hereunder; it will not be rendered insolvent by the execution and delivery of this Agreement or the assumption of any of its obligations hereunder; no petition of bankruptcy (or similar Bankruptcy Proceeding) has been filed by or against the Buyer;

(h)          The Buyer will be the sole owner of each item in the Purchased Assets transferred by the Originator, free and clear of any Lien other than Permitted Liens, and, subject to the Loan Agreement, the Agent will have a first priority perfected security interest in each item of Collateral, in each case free and clear of any Lien other than Permitted Liens;

(i)          The Buyer acquired title to the Purchased Assets in good faith, without notice of any adverse claim;

(j)          The Buyer is not required to be registered as an “investment company,” under the 1940 Act;

(k)          The Buyer covenants that during the continuance of this Agreement it will comply in all respects with the provisions of its organizational documents in effect from time to time; and

(l)          Except with respect to the representations and warranties of the Originator set forth in this Agreement and in each SS&A Assignment, the Buyer has, independently and without reliance on the Originator, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into the purchase of the Transferred Note Receivables and other Purchased Assets being purchased by the Buyer on such Transfer Date.

Section 3.02.         Representations and Warranties of the Originator.

The Originator hereby represents and warrants to the other parties hereto and the Lenders that as of the Closing Date, the Restatement Effective Date and as of each Transfer Date:

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(a)          The Originator is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified, in good standing and licensed to carry on its business in each state where the conduct of its business requires it to be so qualified and licensed and has corporate power and authority to own its property, to carry on its business as currently conducted and to enter into and perform its obligations under each Loan Document to which it is a party;

(b)          The execution and delivery by the Originator of each Loan Document to which it is a party and its performance of and compliance with the terms thereof will not violate the Originator’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach or acceleration of, any material contract, agreement or other instrument to which the Originator is a party or which may be applicable to the Originator or any of its assets, in each case that is likely to affect materially and adversely its ability to carry out the transactions contemplated hereby;

(c)          The Originator has the full power and authority to enter into and consummate all transactions contemplated by the Loan Documents to be consummated by it, has duly authorized the execution, delivery and performance of each Loan Document to which it is a party and has duly executed and delivered each Loan Document to which it is a party; each Loan Document to which it is a party, assuming due authorization, execution and delivery by each of the other parties thereto, constitutes a valid, legal and binding obligation of the Originator, enforceable against it in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(d)          The Originator is not in violation of, and the execution and delivery of each Loan Document to which it is a party by the Originator and its performance and compliance with the terms of each Loan Document to which it is a party will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over it or its business, which violation would materially and adversely affect the financial condition, business or operations of the Originator or its properties or materially and adversely affect the performance of its duties under any Loan Document to which it is a party;

(e)          There are no actions or proceedings against, or investigations of, the Originator currently pending with regard to which the Originator has received service of process, and no action or proceeding against, or investigation of, the Originator is, to the Originator’s knowledge, threatened or otherwise pending before any court, administrative agency or other tribunal that (A) would prohibit its entering into any Loan Document to which it is a party or render its obligations thereunder invalid, (B) seeks to prevent the consummation of any of the transactions contemplated by any Loan Document to which it is a party or (C) would prohibit or materially and adversely affect the sale and contribution of the Purchased Assets to the Buyer, the performance by the Originator of its obligations under, or the validity or enforceability of, any Loan Document to which it is a party;

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(f)          No consent, approval, authorization or order of any court or governmental agency or body is required for: (1) the execution, delivery and performance by the Originator of, or compliance by the Originator with, any Loan Document to which it is a party, (2) the sale and contribution of the Purchased Assets to the Buyer, or (3) the consummation of the transactions required of it by any Loan Document to which it is a party, except such as shall have been obtained before such date, other than: (A) the filing or recording of financing statements, instruments of assignment and other similar documents necessary in connection with the sale of the Purchased Assets to the Buyer, (B) such consents, approvals, authorizations, qualifications, registrations, filings or notices as have been obtained or made and (C) where the lack of such consent, approval, authorization, qualification, registration, filing or notice is unlikely to have a Material Adverse Effect;

(g)          Immediately prior to the sale of the Purchased Assets to the Buyer, the Originator had good and valid title to the Purchased Assets sold by it on such date free and clear of all Liens other than Permitted Liens;

(h)          The Originator is Solvent, is able to pay its debts as they become due and has capital sufficient to carry on its business and its obligations under each Loan Document to which it is a party; it will not be rendered insolvent by the execution and delivery of this Agreement or by the performance of its obligations under each Loan Document to which it is a party; no petition of bankruptcy (or similar Bankruptcy Proceeding) has been filed by or against the Originator prior to the date hereof;

(i)          The Originator has transferred the Purchased Assets transferred by it on each Transfer Date without any intent to hinder, delay or defraud any of its creditors;

(j)          The Originator has received fair consideration and reasonably equivalent value in exchange for the Purchased Assets sold and contributed by it on each Transfer Date to the Buyer;

(k)          The Originator has not dealt with any broker or agent or other Person who might be entitled to a fee, commission or compensation in connection with the transaction contemplated by this Agreement;

(l)          The Originator’s principal place of business and chief executive offices are located at 312 Farmington Avenue, Farmington, Connecticut 06032, or at such other address as shall be designated by such party in a prior written notice to the other parties hereto; and

(m)          The Originator and the Servicer acknowledge and agree that the Servicing Fee represents reasonable compensation for the performance of the servicing duties hereunder and that the entire Servicing Fee shall be treated by the Servicer and the Originator, for accounting purposes, as compensation for the servicing and administration of the Transferred Notes Receivable pursuant to this Agreement.

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It is understood and agreed that the representations and warranties set forth in this Section 3.02 shall survive delivery of the respective Required Asset Documents to the Collateral Custodian as the agent of the Agent, and shall inure to the benefit of the Agent, the Lenders, the Servicer, and the Buyer. Upon discovery by the Originator, the Servicer, the Buyer, or the Agent of a breach of any of the foregoing representations and warranties that materially and adversely affects the value of any item of Collateral or the interests of the Lender Group in any item of Collateral, the party discovering such breach shall give prompt written notice to the other parties. The fact that Agent or any Lender has conducted or has failed to conduct any partial or complete due diligence investigation of the Note Receivable Documents shall not affect any rights of the Lender Group under this Agreement.

Section 3.03.         Representations and Warranties Regarding the Notes Receivable.

The Originator hereby represents and warrants to the Agent, for the benefit of the Lender Group, that as of the Closing Date and Restatement Effective Date with respect to each Note Receivable sold or contributed to the Buyer on the Closing Date and Restatement Effective Date, if any, and as of each Transfer Date with respect to each Note Receivable sold or contributed to the Buyer on such Transfer Date:

(a)          the Note Receivable is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Note Receivable to pay the stated amount of the Note Receivable and interest thereon, and the related Note Receivable Documents are enforceable against such Obligor in accordance with their respective terms;

(b)          the Note Receivable was originated, documented and closed, or was acquired, by the Originator in accordance with the terms of the Required Procedures in effect at the time of such origination or acquisition and arose in the ordinary course of the Originator’s business from the lending of money to the related Obligor;

(c)          the Note Receivable and the Note Receivable Documents related thereto are “general intangibles,” “instruments,” “payment intangibles,” “accounts,” or “chattel paper” within the meaning of the UCC of all jurisdictions that govern the perfection of the Transfer thereof to the Buyer;

(d)          all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the making of such Note Receivable have been duly obtained, effected or given and are in full force and effect;

(e)          any applicable taxes in connection with the transfer of such Note Receivable have been paid;

(f)          the Note Receivable, together with the related Note Receivable Documents, was originated in accordance with, and does not contravene in any material respect any Applicable Laws (including, without limitation, laws, rules and regulations relating to usury, predatory lending, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(g)          the Note Receivable, together with the related Note Receivable Documents, is fully assignable without consent of the applicable Obligor or any agent with respect to the Note Receivable (except for such consents which have been obtained prior to the related Transfer Date);

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(h)          all filings and other actions required to perfect the Transfer to the Buyer hereunder of the Originator’s interest in the Note Receivable and the Note Receivable Documents have been made or taken;

(i)          no right of rescission, set off, counterclaim, defense or other material dispute has been asserted with respect to such Note Receivable;

(j)          such Note Receivable meets all criteria to be an Eligible Note Receivable under the Loan Agreement; and

(k)          all information on the Note Receivable Schedule delivered to the Collateral Custodian and the Agent with respect to such Note Receivable is true and correct.

It is understood and agreed that the representations and warranties set forth herein shall survive delivery of the related Note Receivable Documents to the Buyer and/or the Collateral Custodian, and shall inure to the benefit of the Buyer, the Agent and Lender Group, as applicable, and their successors and assigns, notwithstanding any restrictive or qualified endorsement or assignment.

Section 3.04.         Notice of Breach of Representations and Warranties. It is understood and agreed that the representations and warranties set forth in Section 3.03 shall survive the conveyance of the Purchased Assets to the Buyer and the grant by the Buyer of a security interest in the Collateral to the Agent, as applicable. Upon discovery by the Servicer, the Originator, the Buyer, or the Agent of a breach of any of such representations and warranties or the representations and warranties of the Originator set forth in Section 3.02 or 3.03, which breach materially and adversely affects the value or enforceability of all or any portion of the Purchased Assets or the interests of the Lender Group in all or any portion of the Collateral, the party discovering such breach shall give prompt written notice to the others.

Section 3.05.         Repurchase or Substitutions of Transferred Notes Receivable.

(a)          If any Transferred Note Receivable becomes or turns out to be an Ineligible Note Receivable in whole or in part (including pursuant to Section 2.05), then Originator, with the consent of the Buyer, may repurchase from Buyer such Transferred Note Receivable and the related Purchased Assets either by (i) paying to Buyer an amount equal to the outstanding principal balance thereof plus any accrued and unpaid interest thereon (collectively, the “Repurchase Price”), which amount shall be used by Buyer to repay Advances Outstanding and shall be paid directly to the Collection Account or another Cash Management Account designated by Agent, or (ii) transferring to Buyer in substitution for such Ineligible Note Receivable one or more Eligible Notes Receivable (each a “Substitute Note Receivable”) provided that the following conditions are met as of the date of such substitution:

(i)          the Buyer has recommended to the Agent in writing that the Transferred Notes Receivable to be replaced (each a “Replaced Note Receivable”) should be replaced;

(ii)         each Substitute Note Receivable is an Eligible Note Receivable on the date of substitution;

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(iii)        the aggregate Outstanding Loan Balance of such Substitute Notes Receivable shall be equal to or greater than the aggregate Outstanding Loan Balance of the Replaced Notes Receivable;

(iv)        as of the date of substitution of any such Substitute Note Receivable, all representations and warranties contained in Section 3.03 shall be true and correct with respect to such Substitute Notes Receivable;

(v)         the substitution of any Substitute Notes Receivable does not cause a Default or an Event of Default to occur;

(vi)        the selection of such Substitute Notes Receivable from the Originator’s portfolio does not cause the portfolio of Transferred Notes Receivable held by the Buyer, as opposed to Horizon or any other Subsidiary of Horizon, to have been selected in a manner adverse to the Buyer or the Lender Group;

(vii)       all actions or additional actions (if any) necessary to perfect the assignment of such Substitute Notes Receivable and Related Property to the Buyer and the grant by the Buyer of a security interest therein to the Agent shall have been taken as of or prior to the date of substitution; and

(viii)      the Originator shall deliver to the Buyer and the Agent on the date of such substitution (i) a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date and (ii) a Borrowing Base Certificate (including a calculation of the Available Amount after giving effect to such substitution).

(b)          Except as provided in Section 3.05(c), if a Transferred Note Receivable is or becomes an Ineligible Note Receivable due to a breach of any representation or warranty set forth in Section 3.03 with respect to a Transferred Note Receivable (or the Related Property and other related collateral constituting part of the Purchased Assets related to such Transferred Note Receivable), then no later than thirty (30) days after the earlier of (x) knowledge of such breach on the part of the Originator or the Servicer and (y) receipt by the Originator or the Servicer of written notice thereof given by the Buyer or the Agent, the Originator shall repurchase such Ineligible Note Receivable to which such breach relates on the terms and conditions set forth below; provided, that no such repurchase shall be required to be made with respect to any Ineligible Note Receivable (and such Transferred Note Receivable shall cease to be an Ineligible Note Receivable) if, on or before the expiration of such thirty (30) day period, the representations and warranties in Section 3.03 with respect to such Ineligible Note Receivable shall be made true and correct in all material respects with respect to such Ineligible Note Receivable as if such Ineligible Note Receivable had become a Transferred Note Receivable on such day or such Ineligible Note Receivable is replaced with a Substitute Note Receivable in accordance with Section 3.05(a).

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(c)          Notwithstanding anything contained in this Section 3.05 to the contrary, in the event that (i) the applicable Transferred Note Receivable is identified for repurchase pursuant to Section 2.05, or (ii) a Transferred Note Receivable is determined to be an Ineligible Note Receivable by reason of a breach of any representation and warranty set forth in Section 3.03 as a result of a failure of such Transferred Note Receivable to be (A) conveyed to the Buyer free and clear of any Lien of any Person claiming through or under the Originator or (B) in compliance, in all material respects, with all Applicable Law, then within one (1) Business Day after the earlier to occur of the discovery of such breach by the Buyer or receipt by the Buyer of written notice of such breach given by the Agent, the Originator shall repurchase such Ineligible Note Receivable on the terms and conditions set forth below.

(d)          The Originator will deposit the Repurchase Price, in immediately available funds, for any Ineligible Note Receivable required to be repurchased hereunder into the Collection Account or the Agent’s Account on the date provided in Section 3.05(b) or Section 3.05(c), as applicable. On and after the date of payment of the Repurchase Price, the applicable Ineligible Note Receivable and the Related Property and other related collateral constituting part of the Purchased Assets with respect to such Ineligible Note Receivable shall cease being included in the Collateral. Upon each such repayment, the Agent, on behalf of the Lenders, shall automatically and without further action be deemed to return to the Buyer, and the Buyer shall automatically and without further action be deemed to return to the Originator, all the right, title and interest of the Agent on behalf of the Lenders (and all right, title and interest of the Buyer) in, to and under such Ineligible Notes Receivable and all monies due or to become due with respect thereto, all proceeds thereof and all rights to any related Related Property, and all proceeds and products of the foregoing. The Buyer and the Agent shall, at the sole expense of the Buyer, execute such documents and instruments of transfer as may be prepared by the Buyer and the Originator (or the Servicer on their behalf) and take such other actions as shall reasonably be requested by the Buyer to effect the transfer of such Ineligible Notes Receivable pursuant to this Section 3.05.

(e)          Notwithstanding anything contained in this Section 3.05 to the contrary, Buyer may, with the consent of the Agent, sell any Transferred Note Receivable and the related Purchased Assets to Originator for (i) the Repurchase Price, which amount shall be used by Buyer to repay Advances Outstanding and shall be paid directly to the Collection Account or another Cash Management Account designated by Agent, or (ii) receipt of a Substitute Note Receivable in substitution for such Transferred Note Receivable (provided that the substitution conditions contained in Section 3.05(a)(ii) through (viii) are met as of the date of such substitution); provided, that, in each case, (i) no Default or Event of Default has occurred and is continuing, (ii) no such sale or substitution would cause a Default or an Event of Default to occur, and (iii) the opinions received by Agent pursuant to Section 3.1(h) of the Loan Agreement would not be violated by such sale or substitution.

ARTICLE IV

ADMINISTRATION AND SERVICING OF TRANSFERRED NOTES RECEIVABLE

Section 4.01.         Appointment of the Servicer.

(a)          The Buyer hereby appoints Horizon as the Servicer hereunder to service the Transferred Notes Receivable and enforce its respective rights and interests in and under each Transferred Note Receivable in accordance with the terms and conditions of this Article IV and to serve in such capacity until the termination of its responsibilities pursuant to Section 9.01(b). Horizon hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein. The Servicer and the Buyer hereby acknowledge that the Agent and the Lender Group are third party beneficiaries of the obligations undertaken by the Servicer hereunder.

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(b)          The Buyer hereby appoints U.S. Bank as the Backup Servicer and to serve in such capacity pursuant to the terms of this Agreement. U.S. Bank hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein. The Backup Servicer and the Buyer hereby acknowledge that the Agent and the Lender Group are third party beneficiaries of the obligations undertaken by the Backup Servicer hereunder and under the Backup Servicer Engagement Letter.

Section 4.02.         Duties and Responsibilities of the Servicer.

(a)          The Servicer shall conduct the servicing, administration and collection of the Transferred Notes Receivable and shall take, or cause to be taken, all such actions as may be necessary or advisable to service, administer and collect Transferred Notes Receivable from time to time on behalf of the Buyer and as the Buyer’s agent in accordance with the Accepted Servicing Practices. The Backup Servicer shall conduct the following activities:

(i)          on a monthly basis, the Backup Servicer shall accept the delivery from the Servicer of the electronic transmission sent by the Servicer pursuant to Section 4.02(b);

(ii)         the Backup Servicer will ensure that such transmission is readable and will retain such information until it receives the next transmission from the Servicer.

The Backup Servicer shall not be required to review the information set forth in any such electronic transmission. The Backup Servicer acknowledges that prior to the date hereof it performed a review of the Servicer and its servicing practices.

(b)          The duties of the Servicer, as the Buyer’s agent, shall include, without limitation:

(i)          preparing and submitting of claims to, and post-billing liaison with, Obligors on Transferred Notes Receivable;

(ii)         maintaining all necessary Servicing Records with respect to the Transferred Notes Receivable and providing such reports to the Buyer, the Agent and the Lender Group in respect of the servicing of the Transferred Notes Receivable (including information relating to its performance under this Agreement) as may be required hereunder, under the Loan Agreement, or as the Buyer or the Agent may reasonably request;

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(iii)        maintaining and implementing administrative and operating procedures (including, without limitation, an ability to re-create Servicing Records evidencing the Transferred Notes Receivable in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Transferred Notes Receivable (including, without limitation, records adequate to permit the identification of each new Transferred Note Receivable and all Collections of and adjustments to each existing Transferred Note Receivable); provided, that any successor Servicer shall only be required to re-create the Servicing Records of each prior Servicer to the extent such records have been delivered to it in a format reasonably acceptable to such successor Servicer;

(iv)        promptly delivering to the Buyer, the Collateral Custodian, the Agent, and the Lender Group, from time to time, such information and Servicing Records (including information relating to its performance under this Agreement) as the Buyer, the Collateral Custodian, or the Agent may from time to time reasonably request;

(v)         identifying each Transferred Note Receivable clearly and unambiguously in its Servicing Records to reflect that such Transferred Note Receivable is owned by the Buyer and pledged to the Agent, for the benefit of the Lender Group;

(vi)        complying in all material respects with the Required Procedures in regard to each Transferred Note Receivable;

(vii)       complying in all material respects with all Applicable Laws with respect to it, its business and properties and all Transferred Notes Receivable and Collections with respect thereto;

(viii)      preserving and maintaining its existence, rights, licenses, franchises and privileges as a limited liability company in the jurisdiction of its organization, and qualifying and remaining qualified in good standing as a foreign limited liability company and qualifying to and remaining authorized and licensed to perform obligations as Servicer (including enforcement of collection of Transferred Notes Receivable on behalf of the Buyer and the Agent) in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (A) the rights or interests of the Buyer, the Agent, and the Lender Group in the Transferred Notes Receivable, (B) the collectability of any Transferred Note Receivable, or (C) the ability of the Servicer to perform its obligations hereunder;

(ix)         notifying the Buyer and the Agent of any material legal action, suit, proceeding, dispute, offset deduction, defense or counterclaim that (1) is or is threatened to be asserted by an Obligor with respect to any Transferred Note Receivable; or (2) could reasonably be expected to have a Material Adverse Effect;

(x)          delivering to the Backup Servicer on each Record Date an electronic transmission (in a format acceptable to the Servicer and the Backup Servicer) containing the information that the Servicer used to prepare the Servicer Report for such Record Date together with any additional information reasonable requested by the Backup Servicer; and

(c)          The Buyer and Servicer hereby acknowledge that none of the Agent or the Lender Group shall have any obligation or liability with respect to the servicing of any Transferred Notes Receivable, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

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Section 4.03.         Authorization of the Servicer.

(a)          Each of the Buyer and the Agent, on behalf of the Lender Group, hereby authorizes the Servicer (including the Sub-Servicer and any successor servicer thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the pledge of the Transferred Notes Receivable pursuant to the Loan Agreement, in the determination of the Servicer, to collect all amounts due under any and all Transferred Notes Receivable, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Transferred Notes Receivable and, after the delinquency of any Transferred Notes Receivable and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Originator could have done if it had continued to own such Notes Receivable. The Buyer shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Transferred Notes Receivable. In no event shall the Servicer be entitled to make the Buyer, the Agent or any member of the Lender Group a party to any litigation without such party’s express prior written consent, or to make the Buyer a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Agent’s consent.

(b)          After an Event of Default has occurred and is continuing, at the Agent’s direction, the Servicer shall take such action as the Agent may deem necessary or advisable to enforce collection of the Transferred Notes Receivable; provided, that the Agent may, at any time after an Event of Default has occurred and is continuing, notify any Obligor with respect to any Transferred Notes Receivable of the pledge of such Transferred Notes Receivable to the Agent and direct that payments of all amounts due or to become due to the Buyer thereunder be made directly to the Agent or any servicer, collection agent or lock-box or other account designated by the Agent and, upon such notification and at the expense of the Buyer, the Agent may enforce collection of any such Transferred Notes Receivable and adjust, settle or compromise the amount or payment thereof. The Agent shall give written notice to the Backup Servicer or any other successor Servicer of the Agent’s actions or directions pursuant to this Section 4.03(b).

Section 4.04.         Collection of Payments.

(a)          Collection Efforts, Modification of Transferred Notes Receivable. The Servicer will make reasonable efforts to collect all payments called for under the terms and provisions of the Transferred Notes Receivable as and when the same become due, and will follow those collection procedures as are consistent with Accepted Servicing Practices. The Servicer may not waive, modify or otherwise vary any provision of a Transferred Note Receivable, except as may be in accordance with the Required Procedures or with the consent of Agent. Notwithstanding anything to the contrary contained herein, the Servicer will not take any action with respect to any Transferred Note Receivable that is prohibited under the Loan Agreement.

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(b)          Taxes and other Amounts. To the extent provided for in any Transferred Note Receivable, the Servicer will use its best efforts to collect all payments with respect to amounts due for taxes, assessments and insurance premiums relating to such Transferred Note Receivable or the Related Property and remit such amounts to the appropriate Governmental Authority or insurer on or prior to the date such payments are due.

(c)          Payments to Cash Management Account. On or before the Transfer Date with respect to each Transferred Note Receivable, the Servicer shall have instructed all Obligors to make all payments in respect of all Transferred Notes Receivable included in the Collateral directly to the Collection Account or other Cash Management Account designated by Agent and established pursuant to the Loan Agreement. Servicer shall also be responsible for compliance with the all other requirements of the cash management provisions in Section 2.6 of the Loan Agreement.

(d)          Adjustments. If (i) the Servicer makes a deposit into the Cash Management Account in respect of a Collection of a Transferred Note Receivable included in the Collateral and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Cash Management Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

(e)          Released Amounts. The Agent hereby agrees that it shall release to the Buyer from the Collateral, and the Buyer hereby agrees to release to the Originator, an amount equal to the Released Amounts promptly upon receipt of an Officer’s Certificate of the initial Servicer (or the Originator if the initial Servicer is no longer the Servicer) setting forth the calculation thereof, which release shall be automatic and shall require no further act by the Agent; provided, that, the Agent and the Buyer, as applicable, shall execute and deliver such instruments of release and assignment, or otherwise confirm the foregoing release, as may reasonably be requested by the Servicer on behalf of the Buyer or the Originator, as applicable, in writing. Upon such release, such Released Amounts shall not constitute and shall not be included in the Collateral. Immediately upon the release to the Buyer by the Agent of the Released Amounts, the Buyer hereby irrevocably agrees to release to the Originator such Released Amounts, which release shall be automatic and shall require no further act by the Buyer; provided, that the Buyer shall execute and deliver such instruments of release and assignment, or otherwise confirming the foregoing release of any Released Amounts, as may be reasonably requested by the Originator.

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Section 4.05.         Realization Upon Defaulted Notes Receivable.

The Servicer will use its reasonable efforts to repossess or otherwise comparably convert the ownership of any Related Property with respect to a Defaulted Note Receivable and will act as sales and processing agent for Related Property that it repossesses. The Servicer will follow the practices and procedures set forth in the Required Procedures in order to realize upon such Related Property. Without limiting the foregoing, the Servicer may sell any such Related Property with respect to any Defaulted Note Receivable to the Servicer or its Affiliates for a purchase price equal to the then fair market value thereof (including, if applicable, the fair market value of any Supplemental Interests included in such sale); any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Agent identifying the Defaulted Note Receivable and the Related Property, setting forth the sale price of the Related Property and certifying that such sale price is the fair market value of such Related Property; provided, that if after giving effect to such sale (a) the Available Amount would not be greater than or equal to zero or (b) a Default or an Event of Default would exist, then the Servicer prior to selling any Related Property with respect to a Defaulted Note Receivable shall obtain the prior written consent of the Agent. In any case in which any such Related Property has suffered damage, the Servicer will not expend funds in connection with any repair or toward the repossession of such Related Property unless it reasonably determines that such repair and/or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account or other Cash Management Account designated by Agent and established pursuant to the Loan Agreement the Recoveries received in connection with the sale or disposition of Related Property with respect to a Defaulted Note Receivable.

Section 4.06.         Maintenance of Insurance Policies.

The Servicer is hereby authorized and instructed to require that each Obligor with respect to a Transferred Note Receivable maintain an Insurance Policy with respect to each Transferred Note Receivable and the Related Property, to the extent consistent with the Required Procedures. In connection with its activities as Servicer, the Servicer agrees to present, on behalf of the Buyer and the Agent, on behalf of the Lender Group, with respect to the respective interests, claims to the insurer under each Insurance Policy and any such liability policy, and to settle, adjust and compromise such claims, in each case, consistent with the terms of each related Transferred Note Receivable.

Section 4.07.         Representations and Warranties of the Servicer, the Sub-Servicer and the Backup Servicer.

(a)          The Servicer hereby represents and warrants as follows:

(i)          Organization and Good Standing; Power and Authority. The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with all requisite corporate power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement and each other Loan Document to which it is a party.

(ii)         Due Qualification. The Servicer is qualified to do business as a corporation, is in good standing, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business or the performance of its obligations pursuant to this Agreement requires such qualification, standing, license or approval, except where the failure to qualify or obtain such license or approval could not be reasonably expected to have a Material Adverse Effect.

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(iii)        Due Authorization. The Servicer has the full power and authority to enter into and consummate all transactions contemplated by the Loan Documents to be consummated by it, and has duly authorized the execution, delivery and performance of each Loan Document to which it is a party.

(iv)        No Violation. The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement by the Servicer (with or without notice or lapse of time) will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, the governing documents of the Servicer, or any material contractual obligation to which the Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such contractual obligation (other than this Agreement), or (iii) violate in any material respect any Applicable Law.

(v)         No Consent. No consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any Governmental Authority having jurisdiction over the Servicer or any of its properties is required to be obtained by or with respect to the Servicer in order for the Servicer to enter into any Loan Document to which it is a party or perform its obligations hereunder.

(vi)        Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, except as such enforceability may be limited by (i) applicable Bankruptcy Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).

(vii)       No Proceedings. There are no proceedings or investigations (formal or informal) pending or threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that would be expected to have a Material Adverse Effect.

(viii)      Reports Accurate. All Servicer Certificates, information, exhibits, financial statements, documents, books, Servicing Records or reports furnished or to be furnished by the Servicer to the Agent, any member of the Lender Group or any other party in connection with any Loan Document are and will be accurate, true and correct in all material respects.

(ix)         No Servicer Default. No event has occurred and is continuing and no condition exists, or would result from an Advance or from the application of the proceeds therefrom, which constitutes or could reasonably be expected to constitute a Servicer Default.

(x)          Material Adverse Change. Since December 31, 2012, there has been no Material Adverse Change with respect to the initial Servicer.

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(xi)         Required Procedures. It has at all times, since the adoption of the Required Procedures, complied with the Required Procedures with respect to each Transferred Note Receivable in all material respects.

(xii)        Solvency. The Servicer is Solvent, is able to pay its debts as they become due and has capital sufficient to carry on its business and its obligations under each Loan Document to which it is a party; it will not be rendered insolvent by the execution and delivery of this Agreement or by the performance of its obligations under each Loan Document to which it is a party; and no petition of bankruptcy (or similar Bankruptcy Proceeding) has been filed by or against the Servicer prior to the date hereof.

(xiii)       Servicing Fee. The Servicer acknowledges and agrees that the Servicing Fee represents reasonable compensation for the performance of the servicing duties hereunder and that the entire Servicing Fee shall be treated by the Servicer, for accounting purposes, as compensation for the servicing and administration of the Transferred Notes Receivable pursuant to this Agreement.

(b)          The Sub-Servicer hereby represents and warrants as follows:

(i)          Organization and Good Standing; Power and Authority. The Sub-Servicer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with all requisite limited liability company power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement and each other Loan Document to which it is a party.

(ii)         Due Qualification. The Sub-Servicer is qualified to do business as a limited liability company, is in good standing, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business or the performance of its obligations pursuant to this Agreement requires such qualification, standing, license or approval, except where the failure to qualify or obtain such license or approval could not be reasonably expected to have a Material Adverse Effect.

(iii)        Due Authorization. The Sub-Servicer has the full power and authority to enter into and consummate all transactions contemplated by the Loan Documents to be consummated by it, and has duly authorized the execution, delivery and performance of each Loan Document to which it is a party.

(iv)        No Violation. The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement by the Sub-Servicer (with or without notice or lapse of time) will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, the governing documents of the Sub-Servicer, or any material contractual obligation to which the Sub-Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such contractual obligation (other than this Agreement), or (iii) violate in any material respect any Applicable Law.

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(v)         No Consent. No consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any Governmental Authority having jurisdiction over the Sub-Servicer or any of its properties is required to be obtained by or with respect to the Sub-Servicer in order for the Sub-Servicer to enter into any Loan Document to which it is a party or perform its obligations hereunder.

(vi)        Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Sub-Servicer, enforceable against the Sub-Servicer in accordance with its terms, except as such enforceability may be limited by (i) applicable Bankruptcy Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).

(vii)       No Proceedings. There are no proceedings or investigations (formal or informal) pending or threatened against the Sub-Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that would be expected to have a Material Adverse Effect.

(viii)      Reports Accurate. All Servicer Certificates, information, exhibits, financial statements, documents, books, Servicing Records or reports furnished or to be furnished by the Sub-Servicer on behalf of the Servicer to the Agent, any member of the Lender Group or any other party in connection with any Loan Document are and will be accurate, true and correct in all material respects.

(ix)         No Servicer Default. No event has occurred and is continuing and no condition exists, or would result from an Advance or from the application of the proceeds therefrom, which constitutes or could reasonably be expected to constitute a Servicer Default.

(x)          Material Adverse Change. Since December 31, 2012, there has been no Material Adverse Change with respect to the initial Sub-Servicer.

(xi)         Required Procedures. It has at all times, since the adoption of the Required Procedures, complied with the Required Procedures with respect to each Transferred Note Receivable in all material respects.

(xii)        Solvency. The Sub-Servicer is Solvent, is able to pay its debts as they become due and has capital sufficient to carry on its business and its obligations under each Loan Document to which it is a party; it will not be rendered insolvent by the execution and delivery of this Agreement or by the performance of its obligations under each Loan Document to which it is a party; and no petition of bankruptcy (or similar Bankruptcy Proceeding) has been filed by or against the Sub-Servicer prior to the date hereof.

(c)          The Backup Servicer hereby represents and warrants as follows:

(i)          Organization and Good Standing; Power and Authority. The Backup Servicer is a national banking association duly organized and validly existing under the laws of the jurisdiction of its organization with all requisite power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement and each other Loan Document to which it is a party.

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(ii)         Due Qualification. The Backup Servicer is qualified to do business as a national banking association, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business or the performance of its obligations pursuant to this Agreement requires such qualification, standing, license or approval.

(iii)        Due Authorization. The Backup Servicer has the full power and authority to enter into and consummate all transactions contemplated by the Loan Documents to be consummated by it, and has duly authorized the execution, delivery and performance of each Loan Document to which it is a party.

(iv)        No Violation. The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement by the Backup Servicer (with or without notice or lapse of time) will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, the governing documents of the Backup Servicer, or any material contractual obligation to which the Backup Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such contractual obligation (other than this Agreement), or (iii) violate in any material respect any Applicable Law.

(v)         No Consent. No consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any Governmental Authority having jurisdiction over the Backup Servicer or any of its properties is required to be obtained by or with respect to the Backup Servicer in order for the Backup Servicer to enter into any Loan Document to which it is a party or perform its obligations hereunder.

(vi)        Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Backup Servicer, enforceable against the Backup Servicer in accordance with its terms, except as such enforceability may be limited by (i) applicable Bankruptcy Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).

(vii)       No Proceedings. There are no proceedings or investigations (formal or informal) pending or threatened against the Backup Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that would be expected to have a Material Adverse Effect.

(viii)      Solvency. The Backup Servicer has capital sufficient to carry on its business and its obligations under each Loan Document to which it is a party; it will not be rendered insolvent by the execution and delivery of this Agreement or by the performance of its obligations under each Loan Document to which it is a party; and no petition of bankruptcy (or similar Bankruptcy Proceeding) has been filed by or against the Backup Servicer prior to the date hereof.

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Section 4.08.         Covenants of the Servicer and the Sub-Servicer.

Each of the Servicer and the Sub-Servicer hereby covenants that:

(a)          Compliance with Law. The Servicer and the Sub-Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Transferred Notes Receivable, the Related Property and Note Receivable Documents or any part thereof.

(b)          Preservation of Corporate Existence. The Servicer and the Sub-Servicer will preserve and maintain its corporate or limited liability company (as applicable) existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation or limited liability company (as applicable) in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c)          Obligations with Respect to Transferred Notes Receivable. The Servicer and the Sub-Servicer will duly fulfill and comply with all obligations on the part of the Buyer to be fulfilled or complied with under or in connection with each Transferred Note Receivable under this Agreement, the Loan Agreement or any other Loan Document and will do nothing to impair the rights of the Buyer or the Agent, on behalf of Lender Group, in, to and under the Collateral.

(d)          Preservation of Security Interest. The Buyer or the initial Servicer on behalf of the Buyer will execute and file (or cause the execution and filing of) such financing and continuation statements and any other documents and take such other actions that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the interest of the Agent, on behalf of Lender Group, in, to and under the Collateral.

(e)          Change of Name or Location; Records. The initial Servicer and the Sub-Servicer (i) shall not change its name, move the location of its principal executive office or change its jurisdiction of incorporation, in each case without 30 days’ prior written notice to the Buyer and the Agent, and (ii) shall not move, or consent to the Collateral Custodian moving, the Note Receivable Documents related to the Transferred Notes Receivable, without 45 days’ prior written notice to the Buyer and the Agent, and (iii) will promptly take all actions required of each relevant jurisdiction in order to continue the first priority perfected security interest of the Agent, on behalf of Lender Group, in all Collateral, including delivery of an Opinion of Counsel.

(f)          Required Procedures. The initial Servicer and the Sub-Servicer will comply in all material respects with the Required Procedures in regard to each Transferred Note Receivable and the Related Property included in the Collateral.

(g)          Notice of Certain Events. The Servicer and the Sub-Servicer will furnish to the Agent, as soon as possible and in any event within one (1) Business Day after the Servicer shall have knowledge of the occurrence of any Default or Event of Default, a written statement setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.

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(h)          Extension or Amendment of Transferred Notes Receivable. Neither the Servicer nor the Sub-Servicer will, except as otherwise permitted in Section 4.04(a), extend, amend or otherwise modify the terms of any Transferred Note Receivable.

(i)          Other. The Servicer and the Sub-Servicer will furnish to the Agent and the Lender Group such other information, documents records or reports respecting the Transferred Notes Receivable or the condition or operations, financial or otherwise of the Servicer as the Buyer, the Agent or the Lender Group may from time to time reasonably request in order to protect the respective interests of the Buyer, the Agent or the Lender Group under or as contemplated by this Agreement, the Loan Agreement or any other Loan Document.

(j)          No Commingling. Neither the Servicer nor the Sub-Servicer will commingle its assets with those of the Buyer.

(k)          Inspection of Records. Each of the Servicer and the Sub-Servicer will, at any time and from time to time during regular business hours, as requested by the Agent, permit the Agent and the Lender Group, or their respective agents or representatives, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Transferred Notes Receivable and the related Note Receivable Documents and (ii) to visit the offices and properties of the Buyer, the Originator, the Servicer or the Sub-Servicer, as applicable, for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Transferred Notes Receivable or the Buyer’s, the Originator’s, the Servicer’s or the Sub-Servicer’s performance hereunder or under the related Note Receivable Documents with such officers, directors, employees or independent public accountants of the Buyer, the Originator, the Servicer or the Sub-Servicer, as applicable, as might reasonably be determined to have knowledge of such matters; provided that (A) so long as no Default or Event of Default has occurred and is continuing, the Servicer and the Sub-Servicer will not be charged for more than one (1) financial or collateral inspection, audit or appraisal during any calendar year, whether pursuant to this Agreement or the Loan Agreement, and (B) so long as no Event of Default has occurred and is continuing, none of Buyer, Horizon nor Horizon Management will be charged for an aggregate amount in excess of $30,000 for fees and charges during any calendar year covering financial or collateral inspections, audits or appraisals pursuant to this Agreement or the Loan Agreement.

(l)          Keeping of Records. Each of the Servicer and the Sub-Servicer will maintain and implement administrative and operating procedures (including, in the case of the initial Servicer and the Sub-Servicer, an ability to recreate records evidencing Transferred Notes Receivable and the related Note Receivable Documents in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all Transferred Notes Receivable (including records adequate to permit the daily identification of each new Transferred Note Receivable and all Collections of and adjustments to each existing Transferred Note Receivable). The Servicer and the Sub-Servicer shall give the Agent (with a copy to the Collateral Custodian) prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence.

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(m)          Compliance with Transferred Notes Receivable. Each of the Servicer and the Sub-Servicer will (i) at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Transferred Notes Receivable and the related Note Receivable Documents; and (ii) timely and fully comply in all material respects with the Required Procedures with respect to each Transferred Note Receivable and the related Note Receivable Documents.

(n)          Consolidation or Merger of the Servicer. Neither the initial Servicer nor the Sub-Servicer shall consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person, unless, in the case of any such action (i) no Event of Default or Material Adverse Effect would occur or be reasonably likely to occur as a result of such transaction, (ii) Agent provides its prior written consent to such transaction and (iii) such Person executes and delivers to the Agent an agreement by which such Person assumes the obligations of the Servicer, or the Sub-Servicer, as applicable, hereunder and under the other Loan Documents to which it is a party, or confirms that such obligations remain enforceable against it, together with such certificates and opinions of counsel as the Agent may reasonably request.

Section 4.09.         The Collateral Custodian.

(a)          Appointment; Custodial Duties. The Borrower and the Agent each hereby appoints U.S. Bank to act as Collateral Custodian hereunder, for the benefit of the Borrower, the Agent, and the Lender Group, as provided herein. U.S. Bank hereby accepts such appointment and agrees to perform the duties and responsibilities with respect thereto set forth herein.

The Collateral Custodian shall take and retain custody of the Note Receivable Documents delivered by the Borrower or on its behalf pursuant to Section 2.04 hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Lender Group and subject to the Lien thereon in favor of the Agent, on behalf of the Lender Group. Upon receipt of any such Note Receivable Documents, the Collateral Custodian shall perform the review and certification functions with respect thereto specified in Section 2.05.

In taking and retaining custody of the Note Receivable Documents, the Collateral Custodian shall be acting as the agent of the Agent, on behalf of the Lender Group; provided, that the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Note Receivable Documents or the instruments therein; provided, further, that, the Collateral Custodian’s duties as agent shall be limited to those expressly contemplated herein. All Note Receivable Documents shall be kept in fire-resistant vaults or cabinets at the location of Collateral Custodian specified in Annex 1 hereto, or at such other office as shall be specified to the Agent and the Borrower by the Collateral Custodian in a written notice delivered at least 45 days prior to such change. All Note Receivable Documents shall be segregated with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Note Receivable Documents shall be clearly segregated from any other documents or instruments maintained by the Collateral Custodian. The Collateral Custodian shall clearly indicate in its records that such Note Receivable Documents are the sole property of the Borrower, subject to the security interest of the Agent, on behalf of the Lender Group. In performing its duties, the Collateral Custodian shall use the same degree of care and attention as it employs with respect to similar loan files that it holds as collateral custodian for others.

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(b)          Concerning the Collateral Custodian.

(i)          Except for its willful misconduct, gross negligence or bad faith, the Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. Except for its willful misconduct, gross negligence or bad faith, the Collateral Custodian may rely conclusively on and shall be fully protected in acting upon the written instructions of any designated officer of the Agent. In no event shall the Collateral Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits).

(ii)         The Collateral Custodian may consult counsel satisfactory to it, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(iii)         The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, gross negligence or bad faith.

(iv)        The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Notes Receivable or the Note Receivable Documents, and will not be required to and will not make any representations as to the validity or value of any of the Notes Receivable. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(v)         The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement, and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.

(vi)        The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(vii)       It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Transferred Notes Receivable.

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(viii)      The parties hereto hereby acknowledge and agree that the Collateral Custodian’s execution of this Agreement shall constitute the Collateral Custodian’s written acknowledgment and agreement that the Collateral Custodian is holding any Collateral it receives that may be perfected by possession under the UCC on behalf of and for the benefit of the Agent and the Lender Group.

(ix)         The Collateral Custodian shall be without liability to the parties hereto for any damage or loss resulting from or caused by events or circumstances beyond the Collateral Custodian’s reasonable control including nationalization, expropriation, currency restrictions, the interruption, disruption or suspension of the normal procedures and practices of any securities market, power, mechanical, communications or other technological failures or interruptions, computer viruses or the like, fires, floods, earthquakes or other natural disasters, civil and military disturbance, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts; errors by any party hereto in its instructions to the Collateral Custodian; or changes in applicable law, regulation or orders.

(x)          The Collateral Custodian may at any time resign under this Agreement by giving not less than sixty (60) days prior written notice thereof to each party to this Agreement. Promptly after receipt of such notice and for so long as no Servicer Default has occurred and is continuing, the Servicer shall select a successor Collateral Custodian with the written consent of the Agent (which approval shall not be unreasonably withheld, conditioned or delayed). No resignation or removal of the Collateral Custodian shall become effective until the acceptance of a successor collateral custodian hereunder; provided, that, if a successor Collateral Custodian is not selected within such 60-day period, the Collateral Custodian may petition a court of competent jurisdiction to select a successor Collateral Custodian.

(xi)         In the event of a resignation or removal of the Collateral Custodian, the Collateral Custodian shall not be required to release possession of the Required Asset Documents until all amounts owed to the Collateral Custodian pursuant to this Agreement have been paid to the Collateral Custodian.

(c)          Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Transferred Notes Receivable, the Collateral Custodian is hereby authorized, upon receipt from the Servicer or Sub-Servicer on behalf of the Borrower, of a written request for release of documents and receipt in the form annexed hereto as Exhibit E, to release to the Servicer or Sub-Servicer the related Note Receivable Documents or the documents set forth in such request and receipt to the Servicer or Sub-Servicer. All documents so released to the Servicer or Sub-Servicer on behalf of the Borrower shall be held by the Servicer or Sub-Servicer in trust for the benefit of the Borrower, the Agent and the Lender Group, with respect to their respective interests, in accordance with the terms of this Agreement. The Servicer or Sub-Servicer, on behalf of the Borrower, shall return to the Collateral Custodian the Note Receivable Documents or other such documents when the need therefor of Servicer or Sub-Servicer in connection with such foreclosure or servicing no longer exists, unless the Transferred Note Receivable shall be liquidated, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation from the Servicer or Sub-Servicer to the Collateral Custodian in the form annexed hereto as Exhibit E, the request and receipt submitted by Servicer or Sub-Servicer pursuant to the first sentence of this Section 4.09(c) shall be released by the Collateral Custodian to the Servicer or Sub-Servicer. Notwithstanding anything in this Section 4.09(c) to the contrary, in no event shall the Collateral Custodian release any Note Receivable Documents or part thereof to the Servicer or Sub-Servicer for any reason if the Collateral Custodian has received written notice from the Agent that an Event of Default has occurred and is continuing and that the Agent is instructing the Collateral Custodian to cease releasing documents to the Servicer or Sub-Servicer.

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(d)          Release for Payment. Upon receipt by the Collateral Custodian of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit E (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account or other Cash Management Account designated by Agent as provided in this Agreement and the Loan Agreement), the Collateral Custodian shall promptly release the related Note Receivable Documents to the Servicer or Sub-Servicer, on behalf of the Borrower.

(e)          Collateral Custodian Compensation. As compensation for its activities hereunder, the Collateral Custodian shall be entitled to a Collateral Custodian Fee from the Servicer. To the extent that such Collateral Custodian Fee is not paid by the Servicer, the Collateral Custodian shall be entitled to receive the unpaid balance of such Collateral Custodian Fee to the extent of funds available therefor pursuant to the provision of Sections 2.4 of the Loan Agreement. The Collateral Custodian’s entitlement to receive the Collateral Custodian Fee (other than due and unpaid Collateral Custodian Fees owed through such date) shall cease on the earlier to occur of: (i) its removal as Collateral Custodian or (ii) the termination of this Agreement. The Buyer, to the extent of funds available to pay such amounts pursuant to Section 2.4 of the Loan Agreement, shall indemnify, defend and hold harmless the Collateral Custodian for and from any and all costs and expenses (including without limitation reasonable attorney’s fees and expenses), and any and all losses, damages, claims and liabilities, that may arise, be brought against or incurred by the Collateral Custodian, and any advances or disbursements made by the Collateral Custodian as a result of, relating to, or arising out of this Agreement, or in the administration or performance of the Collateral Custodian’s duties hereunder, or the relationship among the Collateral Custodian and the other parties hereto created hereby, other than such liabilities, losses, damages, claims, costs and expenses arising out of the Collateral Custodian’s own gross negligence, bad faith, willful misconduct or reckless disregard of its obligations hereunder.

(f)          Replacement of the Collateral Custodian. The Collateral Custodian may be replaced by the Borrower with the prior consent of the Agent, which consent shall not be unreasonably withheld; provided that no such replacement shall be effective until a replacement Collateral Custodian has been appointed, has agreed to act as Collateral Custodian hereunder and has received all Note Receivable Documents held by the previous Collateral Custodian.

Section 4.10.         Representations and Warranties of the Collateral Custodian.

The Collateral Custodian represents and warrants as follows:

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(a)          Organization and Good Standing. It is a national banking association duly organized and validly existing under the laws of the United States with all requisite power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b)          Due Qualification. It is duly qualified to do business as a national banking association and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, licenses or approval except where the failure to so qualify or have such licenses or approvals has not had, and would not be reasonably expected to have, a Material Adverse Effect.

(c)          Power and Authority. It has the power and authority to execute and deliver this Agreement and each other Loan Document to which it is a party and to carry out their respective terms. It has duly authorized the execution, delivery and performance of this Agreement and each other Loan Document to which it is a party by all requisite action.

(d)          No Violation. The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement and each other Loan Document to which it is a party by it will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, its articles of association, or any contractual obligation to which it is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any contractual obligation, or (iii) violate any Applicable Law.

(e)          No Consents. No consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any Governmental Authority having jurisdiction over it or any of its respective properties is required to be obtained in order for it to enter into this Agreement or perform its obligations hereunder.

(f)          Binding Obligation. This Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable Bankruptcy Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).

(g)          No Proceedings. There are no proceedings or investigations pending or, to the best of its knowledge, threatened, against it before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that might (in its reasonable judgment) have a Material Adverse Effect.

Section 4.11.         Covenants of the Collateral Custodian.

The Collateral Custodian hereby covenants that:

(a)          Compliance with Law. The Collateral Custodian will comply in all material respects with all Applicable Laws.

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(b)          Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges as a national banking association under the laws of the United States.

(c)          No Bankruptcy Petition. Prior to the date that is one year and one day (or such longer preference period as shall then be in effect) after the termination of this Agreement pursuant to Section 10.01, it will not institute against the Buyer, or join any other Person in instituting against the Buyer, any Bankruptcy Proceedings or other similar proceedings under the laws of the United States or any state of the United States. This Section 4.11(c) will survive the termination of this Agreement.

(d)          Note Receivable Documents. The Collateral Custodian will not dispose of any documents constituting the Note Receivable Documents in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Transferred Note Receivable except as contemplated by this Agreement.

(e)          Location of Note Receivable Documents. The Note Receivable Documents to be held by the Collateral Custodian pursuant to this Agreement shall remain at all times in the possession of the Collateral Custodian at the address set forth on Annex 1 hereto unless notice of a different address is given in accordance with the terms hereof.

(f)          No Changes in Collateral Custodian Fee. The Collateral Custodian will not make any changes to the Collateral Custodian Fee set forth in the Collateral Custodian Fee Letter without the prior written approval of the Agent.

Section 4.12.         The Agent.

The Agent shall have no duties or responsibilities under this Agreement except such duties and responsibilities as are specifically set forth in this Agreement, and no covenants or obligations shall be implied in this Agreement against the Agent. Except for its willful misconduct, gross negligence or bad faith, the Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. In no event shall the Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits). The Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, gross negligence or bad faith.

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Section 4.13.         Payment of Certain Expenses by the Servicer and the Buyer.

(a)          The Servicer will be required to pay all fees and expenses incurred by it in connection with the transactions and activities contemplated by this Agreement, including fees and disbursements of legal counsel and independent accountants, taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Buyer, except that reasonable out-of-pocket fees and expenses paid by the Servicer or the Sub-Servicer to Persons that are not Affiliates of the Servicer or the Buyer, for (i) accounting and auditing functions with respect to the servicing of the Transferred Notes Receivable in accordance with this Agreement, and (ii) legal, appraisal and other professional services in connection with work outs or the enforcement of Borrower's rights and remedies with respect to the Transferred Notes Receivable in accordance with this Agreement, in each case to the extent not paid by an Obligor or recovered from the collateral securing such Transferred Notes Receivable, shall be reimbursed to the Servicer by the Buyer. In consideration for the payment by the Buyer of the Servicing Fee, the Servicer (so long as it is an Affiliate of the Originator or the Buyer) will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Cash Management Accounts. The Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee. The Servicer shall pay the Sub-Servicer a reasonable sub-servicing fee in respect of its services hereunder, and the Sub-Servicer shall not be entitled to any payment therefor other than such sub-servicing fee.

(b)          The Buyer will be required to pay all fees and expenses incurred by the Agent, the Lender Group or any Successor Servicer in connection with the transactions and activities contemplated by this Agreement, including reasonable fees and disbursements of legal counsel and independent accountants.

Section 4.14.         Reports.

(a)          Servicer Report. With respect to each Record Date and the related Collection Period, the Servicer will provide to the Buyer, the Backup Servicer and the Agent (and if so requested by Agent, with copies for each Lender), on the related Record Date, a monthly statement (a “Servicer Report”), signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit A.

(b)          Servicer’s Certificate. Together with each Servicer Report, the Servicer shall submit to the Buyer and the Agent (and if so requested by Agent, with copies for each Lender) a certificate substantially in the form of Exhibit F (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer, which shall include a certification by such Responsible Officer that no Default or Event of Default has occurred and is continuing.

(c)          Financial Statements. The initial Servicer will submit to the Buyer and the Agent (and if so requested by Agent, with copies for each Lender), within 45 days following the end of each of the Servicer’s fiscal quarters (other than the final fiscal quarter), commencing for the fiscal quarter ending on September 30, 2013, unaudited financial statements of the Servicer (including an analysis of delinquencies and losses for each fiscal quarter) as of the end of each such fiscal quarter. The Servicer shall submit to the Buyer and the Agent (and if so requested by Agent, with copies for each Lender), within one hundred fifty (150) days following the end of the Servicer’s fiscal year, commencing with the fiscal year ending on December 31, 2013, annual audited financial statements as of the end of such fiscal year.

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Section 4.15.         Annual Statement as to Compliance.

The Servicer and the Sub-Servicer, jointly, will provide to the Buyer and Agent (and if so requested by Agent, with copies for each Lender) within ninety (90) days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2013, an annual report signed by a Responsible Officer of each of the Servicer and the Sub-Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the period ending on the last day of such fiscal year has been made under such Responsible Officer’s supervision and (b) the Servicer (itself or through the Sub-Servicer) has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Default has occurred and is continuing (or if a Servicer Default has occurred and is continuing, specifying each such event, the nature and status thereof and the steps necessary to remedy such event, and, if a Servicer Default occurred during such year and no notice thereof has been given to the Agent, specifying such Servicer Default and the steps taken to remedy such event).

Section 4.16.         Limitation on Liability.

Except as provided herein, none of the directors or officers or employees or agents of the Servicer or the Sub-Servicer shall be under any liability to the Buyer, the Agent, the other members of the Lender Group or any other Person for any action taken or for refraining from the taking of any action as expressly provided for in this Agreement; provided, that this provision shall not protect any such Person against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of its failure to perform materially in accordance with this Agreement.

Neither the Servicer nor the Sub-Servicer shall be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties to service the Transferred Notes Receivable in accordance with this Agreement that in its reasonable opinion may involve it in any expense or liability. The Servicer (itself or through the Sub-Servicer) may, in its sole discretion, undertake any legal action relating to the servicing, collection or administration of Transferred Notes Receivable and the Related Property that it may reasonably deem necessary or appropriate for the benefit of the Buyer and the Lender Group with respect to this Agreement and the rights and duties of the parties hereto and the respective interests of the Buyer and the Lender Group hereunder.

Section 4.17.         The Servicer and Sub-Servicer Not to Resign.

Neither the Servicer nor the Sub-Servicer shall resign from the obligations and duties hereby imposed on such Person except upon such Person’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that such Person could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Buyer and the Agent. No such resignation shall become effective until a successor shall have assumed the responsibilities and obligations of such Person in accordance with the terms of this Agreement.

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Section 4.18.         Access to Certain Documentation and Information Regarding the Transferred Notes Receivable.

The Buyer, the Servicer and the Sub-Servicer shall provide to the Agent from time to time hereafter, and so long as no Default or Event of Default has occurred and in continuing, upon reasonable notice and during normal business hours, access to the Note Receivable Documents and all other documentation regarding the Transferred Notes Receivable and the Related Property included as part of the Collateral, such access being afforded without charge. The Collateral Custodian shall provide to the Agent from time to time hereafter access to the Note Receivable Documents and all other documentation regarding the Transferred Notes Receivable and the Related Property included as part of the Collateral, such access being afforded without charge but only (i) upon two (2) Business Days’ prior written request, (ii) during normal business hours and (iii) subject to the Collateral Custodian’s normal security and confidentiality procedures. From and after the Closing Date and periodically thereafter at the discretion of the Agent, the Agent or its agents may review the Buyer’s and the Servicer’s collection and administration of the Transferred Notes Receivable in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as with this Agreement and may conduct an audit of the Transferred Notes Receivable and related Note Receivable Documents and records in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. The Buyer shall bear the cost of such audits. Notwithstanding the foregoing, (A) so long as no Default or Event of Default has occurred and is continuing, neither Buyer nor Servicer will be charged for more than one (1) financial or collateral inspection, audit or appraisal during any calendar year, whether pursuant to this Agreement or the Loan Agreement, and (B) so long as no Event of Default has occurred and is continuing, none of Buyer, Horizon nor Horizon Management will be charged for an aggregate amount in excess of $30,000 for fees and charges during any calendar year covering financial or collateral inspections, audits or appraisals pursuant to this Agreement or the Loan Agreement.

Section 4.19.         Identification of Records.

The Servicer and the Sub-Servicer shall clearly and unambiguously identify each Transferred Note Receivable that is part of the Collateral and the Related Property in its computer or other records to reflect that the interest in such Transferred Notes Receivable and Related Property have been transferred to and are owned by the Buyer and that the Agent, on behalf of the Lender Group, has the security interest and Lien therein granted by Buyer pursuant to the Loan Agreement.

ARTICLE V

ESTABLISHMENT OF CASH MANAGEMENT ACCOUNT

Section 5.01.         Cash Management Account.

(a)          Establishment of Cash Management Account. The Servicer, for the benefit of the Agent and the Lender Group, shall cause to be established and maintained the Collection Account and other Cash Management Accounts designated by Agent in accordance with the requirements of Section 2.6 of the Loan Agreement.

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(b)          Deposits to Cash Management Account. Each of the Servicer and the Sub-Servicer shall deposit or cause to be deposited all Collections on or in respect of each Transferred Note Receivable collected on or after the related Transfer Date (to the extent received by the Servicer) within one (1) Business Day after receipt thereof. The Originator agrees that it will cause each appropriate Person paying such amounts, as the case may be, to remit directly to the Collection Account or other Cash Management Accounts designated by Agent, within one (1) Business Day after receipt thereof, all such amounts to the extent such amounts are received by such Person.

ARTICLE VI

appointment of sub-servicer

Section 6.01.         Appointment of the Sub-Servicer.

(a)          Horizon as the Servicer, hereby appoints Horizon Management hereunder as sub-servicer (the “Sub-Servicer”), to take any and all actions to service the Transferred Notes Receivable and enforce the Buyer’s rights and interests in and under each Transferred Note Receivable in accordance with this Agreement, to perform all other obligations of the Servicer hereunder, and to serve in such capacity until the termination of its responsibilities by written notice from Horizon, with the consent of the Buyer and the Agent not to be unreasonably withheld or delayed. Horizon Management hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein. The Servicer, the Sub-Servicer and the Buyer hereby acknowledge that the Agent and the Lender Group are third party beneficiaries of the obligations undertaken by the Sub-Servicer hereunder.

(b)          The Agent hereby consents to the appointment of Horizon Management as the Sub-Servicer, and acknowledges and agrees that the Servicer may perform any or all of its obligations hereunder directly or through the Sub-Servicer.

ARTICLE VII

COVENANTS

Section 7.01.         [Reserved].

Section 7.02.         Covenants Regarding Purchased Assets.

(a)          Protect Collateral. The Originator agrees that it shall not sell, assign, transfer, pledge or encumber in any other manner the Purchased Assets (except for the assignment and pledge to the Buyer hereunder). The Originator shall warrant and defend the right and title herein granted unto the Buyer in and to the Purchased Assets (and all right, title and interest represented by the Collateral) against the claims and demands of all Persons whomsoever.

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(b)          Further Assurances. The Originator shall, at its own expense, promptly execute and deliver all further instruments (including financing statements, stock powers, other powers and other instruments of transfer or control) requested by the Buyer or the Agent to perfect and protect the transfer of the Purchased Assets to the Buyer or any security interest granted or purported to be granted hereby or under the Loan Agreement, or to enable the Buyer and/or the Agent, as applicable, to exercise and enforce its rights and remedies hereunder with respect to the Purchased Assets or under the Loan Agreement with respect to any Collateral, including the rights and remedies under Section 9 of the Loan Agreement. In addition, the Originator shall, at its own expense, promptly take all further action that the Buyer or the Agent may request in order to perfect and protect the transfer of the Purchased Assets to the Buyer or any security interest granted or purported to be granted hereby or under the Loan Agreement, or to enable the Buyer and/or the Agent, as applicable, to exercise and enforce its rights and remedies hereunder with respect to the Purchased Assets or under the Loan Agreement with respect to any Collateral, including the rights and remedies under Section 9 of the Loan Agreement.

(c)          Collections Held in Trust. If the Originator receives any Collections, the Originator shall hold such Collections separate and apart from its other property in trust for the Buyer and shall, within two (2) Business Days after receipt thereof, deposit such Collections to the Collection Account or other Cash Management Accounts designated by Agent.

(d)          Consents. The Originator shall execute and deliver to the Buyer and/or the Agent, as applicable, upon request and at the time the Buyer and/or the Agent, as applicable, exercises its remedies, any document deemed necessary by the Buyer and/or the Agent, as applicable, in order to evidence the Originator’s consent to the Buyer and/or the Agent exercising their respective remedies hereunder with respect to the Purchased Assets or under the Loan Agreement with respect to any Collateral, including the rights and remedies under Section 9 of the Loan Agreement.

(e)          True Sale. The Originator shall not account for or treat (whether in financial statements or otherwise) the transfers contemplated by this Agreement, in any manner other than as a sale of the Transferred Notes Receivable and related Supplemental Interests to the Buyer constituting a “true sale” for bankruptcy purposes.

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ARTICLE VIII

THE SERVICER

Section 8.01.         Indemnification; Third Party Claims.

(a)          Each of the Servicer (so long as it is an Affiliate of the Originator or the Buyer) and the Sub-Servicer, jointly and severally, shall indemnify the Originator, the Buyer, the Collateral Custodian, the Backup Servicer, the Agent and each other member of the Lender Group, their respective officers, directors, employees, agents and “control persons,” as such term is used under the Securities Act and under the Exchange Act (each a “Servicer Indemnified Party”) and hold harmless each of them against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any of the Servicer’s representations and warranties and covenants contained in this Agreement or in any way relating to the failure of the Servicer to perform its duties and service the Transferred Notes Receivable in compliance with the terms of this Agreement except to the extent such loss arises out of such Servicer Indemnified Party’s fraud, gross negligence or willful misconduct; provided, however, that if the Servicer is not liable pursuant to the provisions of Section 8.01(b) hereof for its failure to perform its duties and service the Transferred Notes Receivable in compliance with the terms of this Agreement, then the provisions of this Section 8.01 shall have no force and effect with respect to such failure; provided, further that (i) no successor Servicer shall be liable for the breaches of representations or warranties or covenants, or actions or omissions, of a predecessor Servicer; and (ii) the Servicer shall not be so required to indemnify a Servicer Indemnified Party or to otherwise be liable to an Servicer Indemnified Party for any losses in respect of the non-performance of the Transferred Notes Receivable, the creditworthiness of the Obligors with respect to the Transferred Notes Receivable, changes in the market value of the Transferred Note Receivable or other similar investment risks associated with the Transferred Note Receivable if the effect of such indemnity would be to provide credit recourse to the Originator for the performance of the Transferred Note Receivable. The Servicer shall be liable for the breaches of representations, warranties, covenants or other actions or omissions of the Sub-Servicer as if such breaches or representations, warranties, covenants, actions or omissions were made by it directly.

(b)          None of the Originator, the Servicer the Sub-Servicer or any of their respective Affiliates, directors, officers, employees or agents shall be under any liability to the Collateral Custodian, the Backup Servicer, the Buyer, the Agent or any member of the Lender Group for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Originator, the Servicer, the Sub-Servicer or any of their respective Affiliates, directors, officers, employees, agents against the remedies provided herein for the breach of any warranties, representations or covenants made herein, or against any expense or liability specifically required to be borne by such party without right of reimbursement pursuant to the terms hereof, or against any expense or liability which would otherwise be imposed by reason of misfeasance, bad faith or negligence in the performance of the respective duties of the Servicer, the Sub-Servicer or the Originator, as the case may be. The Originator, the Servicer, the Sub-Servicer and any of their respective Affiliates, directors, officers, employees, agents may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder.

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(c)          Horizon agrees to indemnify and hold harmless the Collateral Custodian, the Backup Servicer, the Buyer, the Agent, and the Lender Group (each a “Horizon Indemnified Party,” together with the Servicer Indemnified Parties, the “Indemnified Parties”), from and against any loss, liability, expense, damage, claim or injury arising out of or based on (i) any breach of any representation, warranty or covenant of Horizon in any Loan Document, including, without limitation, by reason of any acts, omissions, or alleged acts or omissions arising out of activities of Horizon in its capacity as the Originator or the Servicer, and (ii) any untrue statement by Horizon of any material fact, including, without limitation, any Officer’s Certificate, statement, report or other document or information prepared by any such Person and furnished or to be furnished by it pursuant to or in connection with the transactions contemplated thereby and not corrected prior to completion of the relevant transaction including, without limitation, such written information as may have been and may be furnished in connection with any due diligence investigation with respect to the Transferred Notes Receivable or any such Person’s business, operations or financial condition, including reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided that Horizon shall not indemnify a Horizon Indemnified Party to the extent such loss, liability, expense, damage or injury is due to either such Horizon Indemnified Party’s willful misfeasance, bad faith or gross negligence or by reason of such Horizon Indemnified Party’s reckless disregard of its obligations hereunder; provided, further, that Horizon shall not be so required to indemnify a Horizon Indemnified Party or to otherwise be liable to a Horizon Indemnified Party for any losses in respect of the non-performance of the Transferred Notes Receivable, the creditworthiness of the Obligors with respect to the Transferred Notes Receivable, changes in the market value of the Transferred Notes Receivable or other similar investment risks associated with the Transferred Notes Receivable if the effect of such indemnity would be to provide credit recourse to Horizon for the performance of the Transferred Notes Receivable. The provisions of this indemnity shall run directly to and be enforceable by a Horizon Indemnified Party subject to the limitations hereof.

(d)          With respect to a claim subject to indemnity hereunder made by any Person against an Indemnified Party (a “Third Party Claim”), such Indemnified Party shall notify the related indemnifying parties (each an “Indemnifying Party”) in writing of the Third Party Claim within a reasonable time after receipt by such Indemnified Party of written notice of the Third Party Claim unless the Indemnifying Parties shall have previously obtained actual knowledge thereof. Thereafter, the Indemnified Party shall deliver to the Indemnifying Parties, within a reasonable time after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. No failure to give such notice or deliver such documents shall effect the rights to indemnity hereunder. Each Indemnifying Party shall promptly notify the Agent and the Indemnified Party (if other than the Agent) of any claim of which it has been notified and shall promptly notify the Agent and the Indemnified Party (if applicable) of its intended course of action with respect to any claim.

(e)          If a Third Party Claim is made against an Indemnified Party, while maintaining control over its own defense, the Indemnified Party shall cooperate and consult fully with the Indemnifying Party in preparing such defense, and the Indemnified Party may defend the same in such manner as it may deem appropriate, including settling such claim or litigation after giving notice to the Indemnifying Party of such terms, and the Indemnifying Party will promptly reimburse the Indemnified Party upon written request; provided, however, that the Indemnified Party may not settle any claim or litigation without the consent of the Indemnifying Party; provided, further, that the Indemnifying Party shall have the right to reject the selection of counsel by the Indemnified Party if the Indemnifying Party reasonably determines that such counsel is inappropriate in light of the nature of the claim or litigation and shall have the right to assume the defense of such claim or litigation if the Indemnifying Party determines that the manner of defense of such claim or litigation is unreasonable.

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Section 8.02.         Relationship of Servicer to the Buyer and the Agent.

The relationship of the Servicer (and of any successor to the Servicer as servicer under this Agreement) to the Buyer and the Agent under this Agreement is intended by the parties hereto to be that of an independent contractor and not of a joint venturer, agent or partner of the Buyer or the Agent.

Section 8.03.         Servicer May Be a Lender.

Each of the Servicer and any Affiliate of the Servicer may in its individual or any other capacity become a Lender under the Loan Agreement with the same rights as it would have if it were not the Servicer or an Affiliate thereof except as otherwise specifically provided herein; provided, however, that at any time that Horizon or any of its Affiliates is the Servicer, neither the Servicer nor any of its Affiliates may be a Lender. In its capacity as a Lender, the Servicer or such Affiliate shall have an equal and proportionate benefit under the provisions of this Agreement and the Loan Agreement, without preference, priority, or distinction as among all of the Lenders. The Servicer shall notify the Agent promptly after it or any of its Affiliates proposes to become a Lender.

ARTICLE IX

SERVICER DEFAULT

Section 9.01.         Servicer Default.

(a)          The occurrence of any of the following events shall constitute a “Servicer Default”:

(1)         any failure by the Servicer or the Sub-Servicer to make any payment, transfer or deposit or to give instructions or notice to the Buyer, the Agent or any member of the Lender Group as required by this Agreement or the other Loan Documents, and such failure shall continue for two Business Days;

(2)         any failure by the Servicer (itself or through the Sub-Servicer) to deliver any Servicer Report or other report required hereunder on or before the date such payment, transfer, deposit, instruction of notice or report is required to be made or given, as the case may be, under the terms of this Agreement or the other Loan Documents, and such failure shall continue for five calendar days;

(3)         any failure on the part of the Servicer or the Sub-Servicer duly to observe or perform in any material respect any of the other covenants or agreements on the part of the Servicer contained in any Note Receivable Document to which it is a party and which relates to a Transferred Note Receivable;

(4)         any breach on the part of the Servicer or the Sub-Servicer of any representation or warranty contained in any Note Receivable Document to which it is a party and which relates to a Transferred Note Receivable that has a material adverse affect on the interests of any of the parties hereto or thereto or any member of the Lender Group;

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(5)         so long as the Servicer, the Sub-Servicer or the Originator is an Affiliate of the Buyer, any “event of default” by the Servicer, the Sub-Servicer or the Originator occurs under any of the Note Receivable Documents relating to a Transferred Note Receivable;

(6)         the occurrence of an Event of Default;

(7)         any failure on the part of the Servicer (itself or through the Sub-Servicer) duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or any other Loan Document to which it is a party as Servicer that continues unremedied for a period of thirty (30) days;

(8)         other than as noted in clause (2) above, the Servicer (itself or through the Sub-Servicer) shall become unable to or shall fail to deliver any other reporting, certification, notification or other documentation required under this Agreement or any other Loan Document or any financial or asset information reasonably requested by the Agent as provided herein is not provided as required or requested within thirty (30) days of the due date therefor or the receipt by the Servicer of any such request, as applicable;

(9)         a Bankruptcy Event shall occur with respect to the Servicer or the Sub-Servicer;

(10)        as of the end of any fiscal quarter of the Servicer, the Servicer’s Tangible Net Worth shall be less than the sum of (i) $100,000,000, plus (ii) 50% of the value of any incremental issuance of stock or other equity interests;

(11)        the net investment income of the Servicer shall be (i) less than zero as of the end of two (2) consecutive fiscal quarters of the Servicer, calculated as of the end of such fiscal quarter on the Determination Date occurring in the second calendar month following the end of such fiscal quarter, or (ii) less than zero for any fiscal year, calculated as of the end of such fiscal year on the Determination Date occurring in the second calendar month following the end of such fiscal year;

(12)        (i) as of the end of any fiscal quarter of the Sub-Servicer, the Tangible Net Worth of the Sub-Servicer shall be less than $500,000, or (ii) the net income of the Sub-Servicer shall be less than zero for any three consecutive quarters;

(13)        as of the end of any fiscal quarter of the Servicer, (a) the sum of (i) unrestricted cash on hand and (ii) undrawn availability under all credit facilities of the Servicer and its Subsidiaries shall not equal or exceed (b) the aggregate amount of any unfunded committed amounts in respect of all Note Receivables;

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(14)        any representation, warranty or certification made by the Servicer or the Sub-Servicer in this Agreement or any other Loan Document shall prove to have been false or incorrect in any material respect when made or deemed made and such failure, if susceptible to a cure, shall continue unremedied for a period, if any, determined by the Agent in its sole discretion (but in any event not less than ten (10) days) and such inaccuracy shall have a material adverse effect on the Borrower, the Agent, any Lender or any other Secured Party or any portion of the Collateral or the Agent’s (or any Secured Party’s) interest therein;

(15)        the Servicer (itself or through the Sub-Servicer) shall fail to service the Transferred Note Receivables in accordance with the Required Procedures and the Accepted Servicing Practices in any material respect; or

(16)        without the prior written consent of the Agent, the Servicer or the Sub-Servicer agrees or consents to, or otherwise permits to occur, any amendment or modification or rescission to the Required Procedures in whole or in part, in each case, in a manner not permitted by the definition thereof.

(b)          Upon the occurrence of an Event of Default, the Agent by notice in writing to the Servicer and the other parties hereto (provided that no notice shall be required to be sent to the Servicer for any Event of Default pursuant to Sections 8.2 or 8.7 of the Loan Agreement), may, in addition to whatever rights such Person may have at law or in equity to damages, including injunctive relief and specific performance, terminate immediately all the rights and obligations of the Servicer under this Agreement and in and to the Transferred Notes Receivable and the proceeds thereof, as servicer under this Agreement. Upon receipt by the Servicer of such written notice (or upon any Event of Default pursuant to Sections 8.2 or 8.7 of the Loan Agreement) all authority and power of the Servicer under this Agreement, whether with respect to the Transferred Notes Receivable or otherwise, shall, subject to Section 9.02, pass to and be vested in the Backup Servicer, or, if there is a Servicer Default with respect to the Backup Servicer, a successor servicer (the “Successor Servicer”) pursuant to Section 9.02, and the Backup Servicer or such other Successor Servicer as applicable, is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including, but not limited to, the transfer and endorsement or assignment of the Transferred Notes Receivable and related documents. The Servicer agrees to cooperate with the Backup Servicer or the Successor Servicer, as applicable, in effecting the termination of the Servicer’s responsibilities and rights hereunder, including, without limitation, the transfer to the successor servicer for administration by it of all amounts which shall at the time have been or are thereafter received with respect to the Purchased Assets and to provide the Backup Servicer with access to the officers and employees of the Servicer.

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Section 9.02.         Appointment of Successor.

(a)          Upon (i) the termination of Horizon Management’s rights and obligations pursuant to Section 9.01 or (ii) the Agent’s receipt of the resignation of the Servicer evidenced by an Opinion of Counsel and, in each case, notice to the Backup Servicer by the Agent, the Backup Servicer shall be automatically appointed as the Successor Servicer. The Backup Servicer shall make commercially reasonable efforts to transition the servicing from the predecessor Servicer within thirty (30) days of its receipt of notice from the Agent that the Backup Servicer is being appointed as Successor Servicer, and it shall not be held liable for servicing the Transferred Note Receivables in accordance with the standard of care under this Agreement until the end of such 30-day period; provided, however, that the Backup Servicer will not be required to act as Successor Servicer if it is not paid the One Time Successor Servicer Engagement Fee on the Remittance Date succeeding the date on which the Backup Servicer received notice that it is to become the Successor Servicer. If a Servicer, other than Horizon Management, receives a notice of termination pursuant to Section 9.01 hereof, or the Agent receives the resignation of the Servicer evidenced by an Opinion of Counsel or the resignation of the Backup Servicer pursuant to the terms herein, then the Agent shall appoint a Successor Servicer, with the consent of Horizon (which such consent shall not be unreasonably withheld or delayed and shall not in any event be required upon the occurrence and during the continuance of a Default or Event of Default) and the Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Agent. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Agent shall petition a court of competent jurisdiction to appoint any established financial institution, having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of assets similar to the Transferred Notes Receivable, as the Successor Servicer hereunder.

(b)          Upon the appointment of any Successor Servicer, including without limitation, the Backup Servicer, the Successor Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer; provided, however, that the Successor Servicer shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Successor Servicer becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any taxes required to be paid by the Servicer (provided that the Successor Servicer shall pay any income taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the Successor Servicer upon becoming a successor servicer are expressly limited to those instances of gross negligence or willful misconduct of the Successor Servicer.

(c)          Prior to the date on which all Obligations are paid in full in cash and the Commitments have terminated, all authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Agent (or to and in the Buyer if the Obligations under the Loan Agreement have been paid in full in cash) and, without limitation, the Agent (or the Buyer if the Obligations under the Loan Agreement have been paid in full in cash) is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Agent (or the Buyer if the Obligations under the Loan Agreement have been paid in full in cash) in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Transferred Notes Receivable.

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(d)          As compensation, any Successor Servicer so appointed shall be entitled to receive the Servicing Fee. No appointment of a successor to the Servicer hereunder shall be effective until written notice of such proposed appointment shall have been provided to the successor and the successor shall have consented thereto (except that in the case of the Backup Servicer, the appointment shall be automatic upon the Agent’s notice). Notwithstanding anything to the contrary contained herein, in no event shall the Agent, in any capacity, be liable for any Servicing Fee or for any differential in the amount of the Servicing Fee paid hereunder and the amount necessary to induce any Successor Servicer under this Agreement and the transactions set forth or provided for by this Agreement. A Successor Servicer shall be entitled to recover the Servicing Fee to the extent of funds available therefor pursuant to the provision of Section 2.4 of the Loan Agreement.

(e)          The Servicer agrees to cooperate and use its best efforts in effecting, at the Servicer’s expense, the transition of the responsibilities and rights of servicing of the Note Receivable Documents relating to the Transferred Notes Receivable, including, without limitation, the transfer to any Successor Servicer for the administration by it of all cash amounts that shall at the time be held by Servicer for deposit, or have been deposited by the Servicer, or thereafter received with respect to the Note Receivable Documents relating to the Transferred Notes Receivable, and the delivery to the Successor Servicer in an orderly and timely fashion of all files and records with respect to such Note Receivable Documents and a computer tape in readable form containing all information necessary to enable the Successor Servicer to service the Transferred Notes Receivable. In addition, the Servicer agrees to cooperate and use its best efforts in providing, at the Servicer’s expense, the Successor Servicer with reasonable access (including at the premises of the Servicer) to Servicer’s employees, and any and all of the books, records (in electronic or other form) or other information reasonably requested by it to enable the Successor Servicer to assume the servicing functions hereunder and to maintain a list of key servicing personnel and contact information.

(f)          The Backup Servicer as Successor Servicer is authorized to accept and rely on all accounting records (including computer records) and work product of the prior Servicer hereunder relating to the Transferred Note Receivables without any audit or other examination. Notwithstanding anything contained in this Agreement to the contrary, the Backup Servicer, as Successor Servicer, is not responsible for the accounting, records (including computer records) and work of the prior Servicer relating to the Collateral (collectively, the “Predecessor Servicer Work Product”). If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively “Errors”) exist in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Backup Servicer as Successor Servicer making or continuing any Errors (collectively, “Continued Errors”), the Backup Servicer as successor Servicer shall have no liability for such Continued Errors; provided, however, that the Backup Servicer as Successor Servicer agrees to use commercially reasonable efforts to prevent Continued Errors. In the event that the Backup Servicer as Successor Servicer becomes aware of Errors or Continued Errors, it shall, with the prior consent of Agent, use its commercially reasonable efforts to reconstruct and reconcile such data to correct such Errors and Continued Errors and to prevent future Continued Errors. The Backup Servicer as Successor Servicer shall be entitled to recover its reasonable costs thereby expended pursuant to Section 2.4 of the Loan Agreement.

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(g)          The representations and warranties of the initial Servicer in this Agreement shall not apply to the Backup Servicer as Successor Servicer. The Backup Servicer has no implied duties under this Agreement, and the Backup Servicer is not required to supervise, verify or monitor performance or duties of other parties to the Loan Documents. In addition, notwithstanding anything to the contrary in this Agreement or the Loan Agreement, the following provisions shall apply in the event that the Backup Servicer becomes Successor Servicer:

(i)          inspections or audits of the Successor Servicer can take place no more than twice per calendar year and require five (5) days’ prior written notice so long as the Successor Servicer has not defaulted on its obligations under this Agreement, and the Successor Servicer shall not be required to reimburse any other party’s fees or expenses in connection with any such inspection or audit or provide copies to any party free of charge unless it is in connection with a default by the Successor Servicer of its obligations under this Agreement;

(ii)         the Successor Servicer may appoint agents to act on its behalf, provided that the Successor Servicer shall remain liable for the duties and obligations of the Successor Servicer under this Agreement and the Backup Servicer Engagement Letter;

(iii)        the Backup Servicer as Successor Servicer shall deposit funds that it receives into the Collection Account within two Business Days of identification of such amounts;

(iv)        the Backup Servicer shall not be required to expend its own funds for out-of-pocket expenses in performing its duties as either Backup Servicer or as Successor Servicer unless it is reasonably assured that it will be reimbursed for such expenses pursuant to this Agreement or the Loan Agreement;

(v)         no amendment to the Loan Agreement that adversely affects the rights or duties of the Backup Servicer, either as Backup Servicer or as Successor Servicer, shall be effective with respect to the Backup Servicer without the written consent of the Backup Servicer;

(vi)        the Buyer agrees to provide a copy of each amendment to the Loan Agreement to the Backup Servicer promptly after it becomes effective;

(vii)       prior to the time the Backup Servicer becomes Successor Servicer, the Agent may terminate all the rights and obligations of the Backup Servicer under this Agreement for any reason in its sole judgment and discretion upon delivery of thirty (30) calendar days' advance written notice to the Backup Servicer of such termination;

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(viii)      at any time after the Backup Servicer becomes Successor Servicer, the Agent may terminate all the rights and obligations of the Successor Servicer under this Agreement for any reason in its sole judgment and discretion upon delivery of ninety (90) calendar days' advance written notice to the Successor Servicer of such termination; provided that no such prior notice is required pursuant to any termination under Section 9.01(b);

(ix)         the Backup Servicer may resign as either Backup Servicer or as Successor Servicer, without the consent of the other parties hereto, upon ninety (90) calendar days advance written notice to the Agent of such resignation; provided that no such resignation shall be effective until a successor Backup Servicer or successor Successor Servicer has been appointed), and provided, further, that the Backup Servicer may resign as Successor Servicer upon 30 days written notice to the Agent and the Borrower without having a replacement Servicer in place if it is not being paid the Servicing Fee pursuant to Section 2.4 of the Loan Agreement;

(x)          the Backup Servicer shall have the right to perform at the expense of the Servicer a site visit to the Servicer’s offices at which the Servicer performs servicing operations for the Transferred Note Receivables;

(xi)         the Backup Servicer as Successor Servicer shall not be liable for the payment of any audit fees in accordance with Section 4.08(k);

(xii)        so long as the Backup Servicer or its parent is a publicly traded company, it shall not be required to deliver financial statements pursuant to this Agreement;

(xiii)       the obligations of the Backup Servicer are solely corporate obligations, and in no event will any of the officers, directors, or employees of the Backup Servicer be liable for any such obligations; and

(xiv)      in no event will the Backup Servicer be liable for any consequential, indirect or special damages.

Section 9.03.         Waiver of Defaults.

The Agent may waive any events permitting removal of the Servicer as servicer pursuant to Section 9.01. Upon any waiver of a past default, such default shall cease to exist and any Servicer Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived.

Section 9.04.         Accounting Upon Termination of Servicer.

Upon termination of the Servicer under this Article IX, the Servicer shall, at its own expense:

(a)          deliver to its successor or, if none shall yet have been appointed, to the Agent, any Collections received and not yet deposited in the Collection Account;

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(b)          deliver to its successor or, if none shall yet have been appointed, to the Collateral Custodian, all Note Receivable Documents and related documents and statements held by it hereunder relating to the Transferred Notes Receivable and a copy of the most recent Data Tape;

(c)          deliver to its successor, the Agent, and the Buyer a full accounting of all funds, including a statement showing the Scheduled Payments with respect to the Transferred Notes Receivable collected by it and a statement of monies held in trust by it for payments or charges with respect to the Transferred Note Receivable; and

(d)          execute and deliver such instruments and perform all acts reasonably requested in order to effect the orderly and efficient transfer of servicing of the Transferred Notes Receivable to its successor and to more fully and definitively vest in such successor all rights, powers, duties, responsibilities, obligations and liabilities of the Servicer under this Agreement, including but not limited to granting the Backup Servicer access to the Servicer’s offices, employees and officers during any servicing transition.

ARTICLE X

TERMINATION

Section 10.01.         Termination. This Agreement shall terminate upon either: (A) the later of (i) the termination of the Loan Agreement and the satisfaction and discharge of all Obligations due and owing in accordance with the provisions thereof, or (ii) the disposition of all funds with respect to the last Transferred Note Receivable and the remittance of all funds due hereunder and the payment of all amounts due and payable, including, in both cases, without limitation, indemnification payments payable pursuant to any Loan Document to the Agent, the Lender Group, the Buyer, the Servicer, the Collateral Custodian and the Backup Servicer, written notice of the occurrence of either of which shall be provided to the Agent by the Servicer; or (B) the mutual written consent of the Buyer, the Originator, the Servicer, and the Agent.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01.         Amendment.

This Agreement may be amended from time to time by the written agreement of the Buyer, the Originator, the Servicer, the Collateral Custodian, the Backup Servicer and the Agent.

Section 11.02.         Duration of Agreement.

This Agreement shall continue in existence and effect until terminated as herein provided.

Section 11.03.         CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

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(a)          THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)          THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH PARTY WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.03(b).

(c)          TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)          EACH OF THE BUYER, THE ORIGINATOR AND THE SERVICER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BUYER, THE ORIGINATOR OR THE SERVICER OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

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Section 11.04.         Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered personally, mailed by overnight mail, certified mail or registered mail, postage prepaid, or (ii) transmitted by telecopy, upon telephone confirmation of receipt thereof, as follows:

If to the Buyer:

Horizon Credit II LLC
c/o Horizon Technology Finance Corporation
312 Farmington Avenue
Farmington, CT 06032
Attn: Jay Bombara
E-mail: jay@horizontechfinance.com
Fax No.: 860-676-8655

with copies to:

Dickstein Shapiro LLP
One Stamford Plaza
263 Tresser Boulevard, Suite 1400
Stamford, CT 06901-3271
Attn: Evan S. Seideman, Esq.
E-mail: seidemane@dicksteinshapiro.com
Fax No.: 203-547-7686

If to the Originator or Servicer:

Horizon Technology Finance Corporation
312 Farmington Avenue
Farmington, CT 06032
Attn: Jay Bombara
E-mail: jay@horizontechfinance.com
Fax No.: 860-676-8655

with copies to:

Dickstein Shapiro LLP
One Stamford Plaza
263 Tresser Boulevard, Suite 1400
Stamford, CT 06901-3271
Attn: Evan S. Seideman, Esq.
E-mail: seidemane@dicksteinshapiro.com
Fax No.: 203-547-7686

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If to the Sub-Servicer:

Horizon Technology Finance Management LLC
312 Farmington Avenue
Farmington, CT 06032
Attn: Jay Bombara
E-mail: jay@horizontechfinance.com
Fax No.: 860-676-8655

with copies to:

Dickstein Shapiro LLP
One Stamford Plaza
263 Tresser Boulevard, Suite 1400
Stamford, CT 06901-3271
Attn: Evan S. Seideman, Esq.
E-mail: seidemane@dicksteinshapiro.com
Fax No.: 203-547-7686

If to the Collateral Custodian:

U.S. Bank National Association
1133 Rankin Street, Suite 100
St. Paul, MN 55116
Attn: Account Management - Horizon Credit II
E-mail:
Fax No.: (651) 695-6101

If to the Backup Servicer:

U.S. Bank Corporate Trust Services
Backup Servicing Account Manager
60 Livingston Ave
St Paul MN 55107-2292
Attn: Horizon Credit II
E-mail: Deborah.Franco@usbank.com
Fax No.: (651) 466-5032

If to the Agent:	Key Equipment Finance Inc.
Specialty Finance and Syndications
1000 McCaslin Blvd.
Superior, CO 80027
Attn: Richard Andersen
Fax No. 216-370-9166

with copies to:	Key Equipment Finance Inc.
120 Vantis, Suite 300
Aliso Viejo, CA. 92656
Attn: Rian Emmett
Fax No. (216) 357-6708

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Any of the Buyer, the Originator, the Servicer, the Collateral Custodian, the Backup Servicer and the Agent may change the address or telecopy number at which it is to receive notices hereunder, by notice in writing in the foregoing manner given to each other party to this Agreement. Any such notices shall be deemed to be effective with respect to any party hereto upon the receipt of such notice or telephone confirmation thereof by such party, as applicable.

Section 11.05.         Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions or terms of this Agreement.

Section 11.06.         No Partnership.

Nothing herein contained shall be deemed or construed to create any partnership or joint venture between the parties hereto.

Section 11.07.         Counterparts.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts (including by fax or other electronic means), each of which, when so executed, shall be deemed to be an original and such counterparts, together, shall constitute one and the same Agreement.

Section 11.08.         Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the Buyer, the Originator, the Servicer, the Collateral Custodian, the Backup Servicer and the Agent, and their respective successors and permitted assigns.

Section 11.09.         Headings.

The headings of the various Sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

Section 11.10.         Non-Petition Agreement.

Notwithstanding any prior termination of any Loan Document, the Originator, the Servicer, the Collateral Custodian and the Backup Servicer, each severally and not jointly, covenants that it shall not, prior to the date which is one year and one day, or, if longer, the applicable preference period then in effect, after the termination of this Agreement pursuant to Section 10.01, acquiesce, petition or otherwise, directly or indirectly, invoke or cause the Buyer to invoke the process of any governmental authority for the purpose of commencing or sustaining a case against the Buyer under any Bankruptcy Law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Buyer or any substantial part of their respective property or ordering the winding up or liquidation of the affairs of the Buyer.

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Section 11.11.         Due Diligence.

The Originator acknowledges that the Agent and the Lender Group may make Advances and may enter into transactions based solely upon the information provided by the Originator to the Agent and the Lender Group in the Note Receivables Schedules and the representations, warranties and covenants contained herein, and that the Agent, at its option, has the right prior to any such Advance to conduct a partial or complete due diligence review on some or all of the Transferred Note Receivables securing such Advance, including, without limitation, re-generating the information used to originate each such Transferred Note Receivables. The Agent may underwrite such Transferred Note Receivables itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Originator agrees to cooperate with the Agent and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Agent and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Transferred Notes Receivables in the possession, or under the control, of the Servicer. The Originator also shall make available to the Agent and the Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Transferred Note Receivables and the related Note Receivable Documents. The Agent agrees (on behalf of itself and its Affiliates, directors, officers, employees and representatives) to use reasonable precaution to keep confidential, in accordance with its customary procedures for handling confidential information and in accordance with safe and sound practices, and not to disclose to any third party, any non-public information supplied to it or otherwise obtained by it hereunder with respect to the Originator or any of its Affiliates; provided, however, that nothing herein shall prohibit the disclosure of any such information to the extent required by statute, rule, regulation or judicial process; provided, further that, unless specifically prohibited by applicable law or court order, the Agent shall, prior to disclosure thereof, notify the Originator of any request for disclosure of any such non-public information. The Agent further agrees not to use any such non-public information for any purpose unrelated to this Agreement and that the Agent shall not disclose such non public information to any third party underwriter without obtaining a written agreement from such third party underwriter to comply with the confidentiality provisions of this Section 11.11.

Section 11.12.         No Reliance.

Each of the Originator and the Buyer hereby acknowledges that it has not relied on the Agent or any member of the Lender Group or any of their officers, directors, employees, agents and “control persons” as such term is used under the Securities Act and under the Exchange Act, for any tax, accounting, legal or other professional advice in connection with the transactions contemplated by the Loan Documents, that each of the Originator and the Buyer has retained and been advised by such tax, accounting, legal and other professionals as it has deemed necessary in connection with the transactions contemplated by the Loan Documents and that neither the Agent nor any member of the Lender Group makes any representation or warranty, and that neither the Agent nor any member of the Lender Group shall have any liability with respect to, the tax, accounting or legal treatment or implications relating to the transactions contemplated by the Loan Documents.

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Section 11.13.         Conflicts.

Notwithstanding anything contained in the Loan Documents to the contrary, (a) in the event of the conflict between the terms of this Agreement and the Loan Agreement, the terms of the Loan Agreement shall control, and (b) in the event of the conflict between the terms of this Agreement and any other Loan Document (other than the Loan Agreement), the terms of this Agreement shall control.

Section 11.14.         No Agency.

Nothing contained herein or in the Loan Documents shall be construed to create an agency or fiduciary relationship between the Agent, any member of the Lender Group or any of their Affiliates and the Buyer, the Originator or the Servicer. None of the Agent, any member of the Lender Group, or any of their Affiliates shall be liable for any acts or actions effected in connection with any sale of the Transferred Notes Receivables by the Buyer, the Originator or the Servicer.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused their names to be signed by their respective officers thereunto duly authorized, as of the day and year first above written, to this Agreement.

HORIZON CREDIT II LLC,
as the Buyer

By:	/s/ Robert D. Pomeroy, Jr.
Name:	Robert D. Pomeroy, Jr.
Title:	Chief Executive Officer

HORIZON TECHNOLOGY FINANCE CORPORATION,
as the Originator and the Servicer

By:	/s/ Robert D. Pomeroy, Jr.
Name:	Robert D. Pomeroy, Jr.
Title:	Chief Executive Officer

HORIZON TECHNOLOGY FINANCE MANAGEMENT LLC,
as the Sub-Servicer

By:	/s/ Robert D. Pomeroy, Jr.
Name:	Robert D. Pomeroy, Jr.
Title:	Chief Executive Officer

SIGNATURE PAGE TO

AMENDED AND RESTATED SALE AND SERVICNG AGREEMENT

U.S. BANK NATIONAL ASSOCIATION,
as the Collateral Custodian

By:	/s/ Michelle Hoff
Name:	Michelle Hoff
Title:	Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION,
as the Backup Servicer

By:	/s/ Deborah J Franco
Name:	Deborah J Franco
Title:	Vice President

SIGNATURE PAGE TO

AMENDED AND RESTATED SALE AND SERVICNG AGREEMENT

KEY EQUIPMENT FINANCE INC.,
as the Agent

By:	/s/ Richard Andersen
Name:	Richard Andersen
Title:	VP

SIGNATURE PAGE TO

AMENDED AND RESTATED SALE AND SERVICNG AGREEMENT